EXHIBIT 2.1

Execution Version.

STOCK PURCHASE AGREEMENT
by and between
BERKELEY ALUMINUM, INC.
and
ALUMAX INC.

Dated as of October 23, 2014

i

DLI-6490192v24

DLI-6490192v24

DLI-6490192v24

LIST OF EXHIBITS
Exhibit A-1    Form of Alumina Purchase Agreement #1
Exhibit A-2    Form of Alumina Purchase Agreement #2
Exhibit B    Form of Aluminum Supply Agreement
Exhibit C    Form of Intellectual Property License
Exhibit D    Form of Transition Services Agreement
Exhibit E    Form of Contract Terminating Alcoa’s Rights and Obligations under the Terminal         Use Agreement
Exhibit F-1    Form of Title Policy Owner’s Affidavit of Possession
Exhibit F-2    Form of Title Policy Owner’s Affidavit and Indemnity

v

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of this 23rd day of October, 2014, is by and between BERKELEY ALUMINUM, INC., a Delaware corporation (the “Buyer”), and ALUMAX INC., a Delaware corporation (the “Seller”). The Buyer and the Seller are referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
A.    The Buyer and Alumax of South Carolina Inc., a Delaware corporation (the “Company”), jointly own an aluminum reduction facility located in Berkeley County, South Carolina (the “Mt. Holly Facility”) and certain other assets (including the Owned Real Property) used in connection with the operation of the Mt. Holly Facility (collectively, together with the Mt. Holly Facility, the “Jointly Owned Assets”).
B.    In addition to the Jointly Owned Assets, other assets are owned by the Company and used in connection with the operation of the Mt. Holly Facility and the other Jointly Owned Assets (such other assets, together with the Jointly Owned Assets, but excluding the Excluded Assets, the “Mt. Holly Assets”).
C.    The Buyer and the Company are the sole partners of Mt. Holly Aluminum Company, a South Carolina general partnership (“Mt. Holly Aluminum Company”), which was formed pursuant to the Owners Agreement to operate the Mt. Holly Facility utilizing the Mt. Holly Assets.
D.    The Buyer and the Company are the sole members of Mt. Holly Commerce Park, a South Carolina limited liability company (“Mt. Holly Commerce Park”), which was formed to develop certain jointly owned real property that was, upon formation of Mt. Holly Commerce Park, contributed to Mt. Holly Commerce Park.
E.     The Buyer desires to buy, and the Seller desires to sell to the Buyer, the portion of the Mt. Holly Assets, Mt. Holly Aluminum Company and Mt. Holly Commerce Park not already owned by the Buyer.
F.    The Buyer and the Seller have agreed to structure the transaction such that the Buyer will, subject to the terms and conditions set forth in this Agreement, indirectly buy such portion of the Mt. Holly Assets, Mt. Holly Aluminum Company and Mt. Holly Commerce Park by acquiring all of the issued and outstanding shares of common stock, no par value (the “Shares”), of the Company from the Seller, who is the record and beneficial owner of the Shares.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1: DEFINITIONS
“414(l) Amount for Active Pension Participants” means an amount equal to the assets of the Predecessor Plans allocated as of the Pension Spinoff Date and calculated in accordance with the cost method and the actuarial assumptions set forth on Schedule 7.9 for Active Pension Participants with respect to the Active Pension Participants in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1(n)(2) and Section 7.9.
“414(l) Amount for Inactive Pension Participants” means an amount equal to the assets of the Predecessor Plans allocated as of the Pension Spinoff Date and calculated in accordance with the cost method and the actuarial assumptions set forth on Schedule 7.9 for Inactive Pension Participants with respect to the Inactive Pension Participants in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1(n)(2) and Section 7.10.
“414(l) Objection Notice for Active Pension Participants” has the meaning set forth in Section 7.9(f).
“414(l) Objection Notice for Inactive Pension Participants” has the meaning set forth in Section 7.10(f).
“414(l) Statement for Active Pension Participants” has the meaning set forth in Section 7.9(f).
“414(l) Statement for Inactive Pension Participants” has the meaning set forth in Section 7.10(f).
“Accounting Firm” has the meaning set forth in Section 2.3(b).
“Active Pension Participants” has the meaning set forth in Section 7.9(a).
“Actuary Firm” has the meaning set forth in Section 2.4(c).
“Administered Claims” has the meaning set forth in Section 7.18(f).
“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, such Person and any officer, director or controlling person of such Person.
“Agreement” has the meaning set forth in the preamble.
“Alcoa” means Alcoa Inc., a Pennsylvania corporation.
“Allocation Objection Notice” has the meaning set forth in Section 6.7(b).

“Alumina Purchase Agreements” means, collectively, (i) the Contract for the purchase and sale of alumina, in substantially the form attached hereto as Exhibit A-1, and (ii) the Contract for the purchase and sale of alumina, in substantially the form attached hereto as Exhibit A-2, each to be entered into immediately prior to the Closing, by the Buyer or an Affiliate of the Buyer and the Seller or an Affiliate of the Seller (including, for purposes of this definition, the Company).
“Aluminum Supply Agreement” means a Contract for the purchase and sale of aluminum, in substantially the form attached hereto as Exhibit B, to be entered into at the Closing by the Buyer or an Affiliate of the Buyer and the Seller or an Affiliate of the Seller (other than the Company and the Subsidiaries).
“Ancillary Agreements” means the Alumina Purchase Agreements, Aluminum Supply Agreement, the Intellectual Property License, the Transition Services Agreement and any other Contract or certificate contemplated by this Agreement or to be executed by the Buyer or the Seller in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.
“ASC Partnership Receivable” means the aggregate amount equal to (a) the amount owed by the Company, the Seller and the Seller’s Affiliates (other than the Subsidiaries) to Mt. Holly Aluminum Company as of the Effective Time, calculated in accordance with the year-end process of Mt. Holly Aluminum Company consistent with past practice (including adjustments, if any, for (i) unbilled standard cost true-ups and (ii) metal off-take true-ups), minus (b) the sum of the Excluded Amounts.
“ASC Partnership Receivable Adjustment – Buyer” means the amount by which the Final ASC Partnership Receivable (as finally determined pursuant to Section 2.3(b)) exceeds the Estimated ACS Partnership Receivable, if any.
“ASC Partnership Receivable Adjustment – Seller” means the amount by which the Estimated ASC Partnership Receivable exceeds the Final ACS Partnership Receivable (as finally determined pursuant to Section 2.3(b)), if any.
“ASC Partnership Receivable Objection Notice” has the meaning set forth in Section 2.3(b).
“ASC Partnership Receivable Statement” has the meaning set forth in Section 2.3(a).
“Assumed Liabilities” means, except to the extent of Seller’s indemnification obligations set forth in Article 10, any and all Liabilities of the Company and the Subsidiaries, whether arising prior to, on or after the Closing Date, other than the Excluded Liabilities.
“Base Purchase Price” means $67,500,000.
“Basis of Financial Statement Presentation” has the meaning set forth in Section 4.8(b).

“Business Interruption Event” means the occurrence, following the Closing Date but on or prior to December 31, 2015, of a business income loss event affecting the Mt. Holly Facility that (i) is covered as an insurable loss under any applicable insurance policy of the Buyer or its Affiliates and (ii) with respect to which Buyer or its Affiliates actually receive payment for business income loss under such insurance policy.
“Business Interruption Premium Amount” means $200,000.
“Business Interruption Production Amount” means an amount in metric tons equal to (i) the Business Interruption Recovery Amount divided by (ii) the assumed margin (in U.S. Dollars per metric ton) which was applied by Buyer’s insurer in calculating the Business Interruption Recovery Amount for the period during which the Business Interruption Event continued.
“Business Interruption Recovery Amount” means, in the event of the occurrence of a Business Interruption Event, the amount of any actual monetary recovery received by Buyer or its Affiliates under an applicable insurance policy and received with respect to a business income loss (for the avoidance of doubt, such monetary recovery shall be net of any deductibles, fees or other similar charges properly allocated to such business income loss; provided that, in the event that such deductibles, fees or similar charges are applicable to losses incurred by Buyer or its Affiliates other than such business income loss, then such deductibles, fees or similar charges shall be allocated proportionally as between such business income loss and such other losses incurred by Buyer ).
“Buyer” has the meaning set forth in the preamble.
“Buyer DC Plans” has the meaning set forth in Section 7.12.
“Buyer Indemnitee” has the meaning set forth in Section 10.1(a).
“Buyer Released Parties” has the meaning set forth in Section 7.17(a).
“Buyer’s Advisors” has the meaning set forth in Section 7.1.
“Cap” has the meaning set forth in Section 10.2(d).
“Century” means Century Aluminum Company, a Delaware corporation.
“Century Group” means Century, together with any Person directly or indirectly controlled by Century.
“Chem-Marine” means Chem-Marine Corporation of South Carolina, a South Carolina corporation.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.

“Closing Payment” has the meaning set forth in Section 2.2(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the recitals.
“Company Balance Sheet” has the meaning set forth in Section 4.8(a).
“Company’s Mt. Holly Aluminum Company Interest” has the meaning set forth in Section 4.5(b).
“Company’s Mt. Holly Commerce Park Interest” has the meaning set forth in Section 4.5(c).
“Company’s Pension Plan” has the meaning set forth in Section 7.9(a).
“Computer Software” means any and all computer programs, including operating system and applications software, assemblers, applets, compilers, Source Code, Object Code, development tools, design tools, user interfaces, in any form or format, however fixed, implementations of algorithms, and program interfaces, whether in source code or object code and all documentation, including user manuals relating to the foregoing. Subscription based services and cloud hosted applications utilizing Computer Software (e.g., anti-virus, anti-spam, filtering, Internet services, etc.) and any off the shelf computer programs, in each case that are commercially available through retail outlets are specifically excluded from this definition.
“Confidentiality Agreement” has the meaning set forth in Section 7.1(b).
“Contracts” means all contracts, agreements, leases, commitments, instruments, guarantees or purchase orders (but expressly excluding Permits and Orders).
“Contractual Releases” has the meaning set forth in Section 7.15.
“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) that together with the Company is treated as a single employer under Section 414(t) of the Code.
“Controlled Group Liability” means any Liability of the Company or either of the Subsidiaries arising in respect of any employee benefit plan pursuant to any Law, including Sections 302 and Title IV of ERISA and Sections 412 and 4980B of the Code, that imposes Liability as a result of the Company or either of the Subsidiaries being treated as a single employer under Section 414 of the Code or Section 4001(b)(1) and/or 4001(a)(14) of ERISA prior to the Closing Date with respect to any other Person.
“Copyrights” means all (a) copyrights, whether in published or unpublished works, databases, data collections and rights therein, mask work rights, software, web site content, (b) rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing, (c) registrations and applications for registration for any of the foregoing and any renewals or extensions thereof and (d) moral rights and economic rights of others in any of the foregoing.
“Deductible” has the meaning set forth in Section 10.2(c).
“Deferral Notice” has the meaning set forth in Section 2.6.
“Direct Claim” has the meaning set forth in Section 10.3(b).
“Direct Claim Notice” has the meaning set forth in Section 10.3(b).
“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.
“DuPont” means E. I. du Pont de Nemours and Company, a Delaware corporation.
“Earnout Amount” means 65% of an amount equal to (a) the result (which may be a positive number or a negative number) of (i) the average MWTP Per Metric Ton for the period beginning on July 2, 2014 and ending on December 31, 2015, minus (ii) $2,294, multiplied by (b) 50.333% of the aggregate (A) cast house production (measured in metric tons) at the Mt. Holly Facility during the period beginning on October 1, 2014 and ending on December 31, 2015 and, without duplication, (B) molten aluminum sales volume (measured in metric tons) from the Mt. Holly Facility during the period beginning on October 1, 2014 and ending on December 31, 2015 and, without duplication, (C) any Business Interruption Production Amount.
“Earnout Objection Notice” has the meaning set forth in Section 2.7(c).
“Earnout Statement” has the meaning set forth in Section 2.7(b).
“Economic Adjustment” has the meaning set forth in Section 2.8(a).
“Economic Adjustment – Buyer” has the meaning set forth in Section 2.8(b).
“Economic Adjustment Objection Notice” has the meaning set forth in Section 2.3(b).
“Economic Adjustment – Seller” has the meaning set forth in Section 2.8(b).
“Economic Adjustment Statement” has the meaning set forth in Section 2.3(a).
“Effective Time” means 11:59 p.m. (Eastern Time) on September 30, 2014.
“Effective Time Working Capital” has the meaning set forth in Section 2.3(a).
“Employee Plans” mean (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded) and any trust, escrow or similar agreement related thereto, whether or not funded, in the cases of clauses (i), (ii) and (iii) (A) that are in respect of any present or former employees, directors, officers, consultants or independent contractors of the Company or a Subsidiary that are sponsored or maintained, or with respect to which contributions are made, by (1) the Company or (2) any member of the Controlled Group or (B) with respect to which the Company or a Subsidiary (1) has made or is required to make payments, transfers or contributions or (2) has any Liability.
“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air.
“Environmental Condition” means any condition of the Environment with respect to the Owned Real Property or relating to or resulting from the operation of the respective businesses of the Company and the Subsidiaries or the Mt. Holly Assets, with respect to any property previously owned, leased or operated by the Company or a Subsidiary to the extent such condition of the Environment existed at the time of such ownership, lease or operation, or with respect to any other real property at which any Hazardous Material generated by the operation of the respective businesses of the Company and the Subsidiaries prior to the Closing Date has been treated, stored or disposed of, which violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results in any Release, or Threat of Release, Loss or Order.
“Environmental Law” means all applicable Laws (including common law causes of action) as enacted and in effect on or prior to the Closing Date concerning (a) protection of human health or the environment, (b) worker health and safety (but only to the extent related to exposure to Hazardous Materials) or (c) the use, presence, production, manufacture, generation, transportation, management, treatment, storage, disposal, processing, discharge, emission, release, threatened release, exposure, control, removal, remediation, abatement, cleanup, handling of or exposure to any Hazardous Materials including the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., as amended, the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (but only to the extent related to exposure to Hazardous Materials), the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended, the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended, the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq. and the foreign, provincial, state and local equivalents, as each has been or may be amended and the regulations promulgated pursuant thereto.
“Environmental Permits” has the meaning set forth in Section 4.22(d).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated ASC Partnership Receivable” means $11,269,000.

“Excluded Amounts” means the amounts, calculated in accordance with the year end process of Mt. Holly Aluminum Company consistent with past practice, of the items listed on Schedule 2.3(c), as determined as of the Effective Time in accordance with Section 2.3.
“Excluded Assets” means the following assets, properties and rights of the Company, the Subsidiaries, the Seller or its Affiliates which shall be excluded from and shall not constitute any part of the Transactions, the right, title and interest to which shall, at the sole expense of the Seller and to the extent not already owned by the Seller or its Affiliates (other than the Company and the Subsidiaries), be transferred to the Seller or its Affiliates (other than the Company and the Subsidiaries) prior to the Closing pursuant to Section 7.16:
(a)    all cash and cash equivalents on hand or in banks, all bank accounts, all lock box receipts and all certificates of deposit and other bank deposits, other than as contemplated by Section 2.8;
(b)    all rights (including any rights in Proceedings) relating to any of the Excluded Liabilities, the Excluded Contracts or the Excluded Assets, including rights (including any rights in Proceedings) under insurance policies relating thereto;
(c)     all rights under or with respect to any Intercompany Accounts or Intercompany Agreements;
(d)    all rights to the assets of any Employee Plan except to the extent otherwise provided in Article 7;
(e)    all Contracts in the form of master agreements between the Seller or any of its Affiliates (other than the Company or either of the Subsidiaries) and a third-party vendor pursuant to which the Company or either of the Subsidiaries has leased any Personal Property, provided, however, that the individual leases of Personal Property shall not themselves be considered Excluded Assets;
(f)    except as specifically set forth in the Ancillary Agreements or in Section 7.19, all rights in and to the Seller’s Intellectual Property, Seller’s Computer Hardware, Seller’s Owned Software, Licensed Software and all Seller’s Data;
(g)    all policies of insurance and all of the rights thereunder, except as set forth in Section 7.18;
(h)    all assets, properties and rights identified on Schedule 1(a);
(i)    all names, trade names and trademarks containing the names “Alumax,” “Aluminum Company of America,” “Alcoa” or any names, trade names and trademarks confusingly similar thereto;
(j)    all rights to (i) all refunds or credits of Taxes levied or imposed upon the Company and (ii) 50.333% of all refunds or credits of Taxes levied or imposed upon a

Subsidiary, in each case with respect to any Pre-Closing Tax Period or any Pre-Closing Straddle Period;
(k)    all finished goods inventory of Mt. Holly Aluminum Company to which the Company has title (and that does not, for the avoidance of doubt, include any finished goods manufactured by Mt. Holly Aluminum Company for any member of the Century Group);
(l)     without duplication of the assets described in clause (k), all finished goods inventory of the Company;
(m)    all legal, accounting and Tax records of the Seller;
(n)    the Excluded Patents;
(o)    all accounts receivable of the Company and any payment received after the Closing, in each case that relate to the Alumina Purchase Agreements and sales of products or the provision of services by the Company to any Person other than Mt. Holly Aluminum Company prior to the Closing;
(p)     all customer Contracts and alumina inventory of the Company, the Seller or an Affiliate of Seller except as provided in the Alumina Purchase Agreements;
(q)     all documents of, or advice provided to, the Company that are covered by the attorney-client, work product or like privilege, and all claims of privilege related thereto, to the extent related to the Transactions or any dispute or potential dispute between the Seller or its Affiliates (including, for purposes of this definition, the Company), on the one hand, and the Buyer or its Affiliates, on the other hand; and
(r)    any “C alloy” designation used by Company or its Affiliates.
“Excluded Contracts” means the Contracts listed on Schedule 1(b) and all Contracts with directors of the Company that are required to be, but are not, set forth on Schedule 4.15(a).
“Excluded Liabilities” means (a) any Liability of the Company in respect of any Contract pursuant to which the Company has sold finished goods to any Person prior to the Closing, (b) any Liability relating to the Excluded Assets or the Excluded Contracts, whether arising prior to, on or after the Closing Date, (c) any Liability of the Company arising on or prior to the Closing Date, that (i) would not be properly charged to Mt. Holly Aluminum Company under the Management Services Agreement, assuming (solely for purposes of this definition) that the Management Services Agreement remained in effect following the Closing, and (ii) would not have been the shared responsibility of the Buyer and the Company under the Owners Agreement, assuming (solely for purposes of this definition) that the Owners Agreement remained in effect following the Closing (for purposes of this clause (c), any Liability that represents the Company’s share of any Liability that (x) would be properly charged to Mt. Holly Aluminum Company under the Management Services Agreement, assuming (solely for purposes of this definition) that the Management Services Agreement remained in effect following the Closing, or

(y) would have been the shared responsibility of the Buyer and the Company under the Owners Agreement, assuming (solely for purposes of this definition) that the Owners Agreement remained in effect following the Closing, shall not be deemed an Excluded Liability), (d) any Liability of the Company or either of the Subsidiaries for any success bonus, employee retention payment or other similar compensation or payment (including the employer portion of any payroll, social security, unemployment or similar Taxes associated therewith) payable to any employees, agents or consultants of and to the Company or a Subsidiary as a result of, or in connection with, consummation of the Transactions, (e) any Liability of the Company or either of the Subsidiaries under or with respect to any Intercompany Accounts or Intercompany Agreements, (f) any Liability of the Company or either of the Subsidiaries for (i) Taxes with respect to any Pre-Closing Tax Period or any Pre-Closing Straddle Period, except for any Taxes attributable to Buyer’s 49.667% interest in a Subsidiary, (ii) Taxes of any member of an affiliated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date (other than the Century Group), including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law and (iii) Taxes of any Person (other than the Company and the Subsidiaries) imposed on the Company or a Subsidiary as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date, (g) any Liability arising out of or related to the Predecessor Plans or Employee Plans, except to the extent contemplated by Sections 7.9 and 7.10, whether arising prior to, on or after the Closing, including the pre-Closing operation, maintenance or administration of the Predecessor Plans or Employee Plans, (h) any Liability of the Company in respect of acquisitions of alumina prior to the Closing, (i) any Liability in respect of Indebtedness of the Company at the Closing, (j) any Liability in respect of Indebtedness of either of the Subsidiaries at the Closing that was not properly incurred by such Subsidiaries in accordance with (i) the Owners Agreement or the Management Services Agreement or (ii) the operating agreement of Mt. Holly Commerce Park, as applicable, (k) any Liability arising out of or related to any defect in or other claim relating to any product manufactured, sold or otherwise delivered by the Company prior to the Closing, whether related to any cause of action for product liability, strict liability or otherwise, (l) any Controlled Group Liability, (m) any Liability under or in respect of any Contract set forth on Schedule 4.15(c), or that should have been set forth on Schedule 4.15(c), but only to the extent that such Liability does not relate to the Mt. Holly Facility, the Mt. Holly Assets or Mt. Holly Commerce Park, and (n) any Liabilities for (i) “cut” but uncashed checks issued by the Company or a Subsidiary that are outstanding as of the Closing, and (ii) cash, book or bank account overdrafts as of the Closing.
“Excluded Patents” means (i) any Patents relating to the STARprobe including US 6,220,748; US 6,942,381; and US 8,409,409, (ii) any non-process Patents not used in the business of the Mt. Holly Facility and (iii) any aluminum alloy product Patents.
“Expiration Date” has the meaning set forth in Section 10.2(a).
“Final 414(l) Amount for Active Pension Participants” has the meaning set forth in Section 7.9(f).

“Final 414(l) Amount for Inactive Pension Participants” has the meaning set forth in Section 7.10(f).
“Final ASC Partnership Receivable” has the meaning set forth in Section 2.3(a).
“Final Net Pension Liability for Inactive Pension Participants” has the meaning set forth in Section 2.4(b).
“Final Net Pension Liability for Mt. Holly Employees” has the meaning set forth in Section 2.4(a).
“Final Payment” has the meaning set forth in Section 2.2(b).
“Final Payment Determination Date” means the later of (a) the date on which the Effective Time Working Capital has been finally determined pursuant to Section 2.3(b), (b) the date on which the Final ASC Partnership Receivable and the amounts of each of the Excluded Amounts have been finally determined pursuant to Section 2.3(b), (c) the date on which the Economic Adjustment has been finally determined pursuant to Section 2.3(b) and (d) if the Buyer does not deliver a Deferral Notice prior to the Closing, the Pension True-Up Determination Date. For the avoidance of doubt, if the Buyer delivers a Deferral Notice prior to the Closing, the Pension True-Up Determination Date shall not be used to determine the Final Payment Determination Date.
“Final Transfer for Active Pension Participants” has the meaning set forth in Section 7.9(c)(i).
“Final Transfer for Inactive Pension Participants” has the meaning set forth in Section 7.10(c)(i).
“Former Mt. Holly Employees” means all individuals who retired or otherwise separated from service from the Company or either of the Subsidiaries as of or before the Effective Time.
“Fundamental Representations” has the meaning set forth in Section 10.2(a).
“GAAP” means U.S. generally accepted accounting principles.
“GAAP Liability for Inactive Pension Participants” means the projected benefit obligation attributable to the Inactive Pension Participants on the Pension Spinoff Date for Inactive Pension Participants under the Predecessor Plans determined in the same manner as the projected benefit obligation for the Former Mt. Holly Employees in determining the Final Net Pension Liability for Inactive Pension Participants (including determining the projected benefit obligation in accordance with GAAP as modified by the principles, policies, procedures and methodologies set forth on Schedule 1(d)).
“GAAP Liability for Mt. Holly Employees” means the projected benefit obligation attributable to the Mt. Holly Employees as of the Effective Time under the Predecessor Plans determined in the same manner as the projected benefit obligation for the Mt. Holly Employees in determining the Final Net Pension Liability for Mt. Holly Employees (including determining the projected benefit obligation in accordance with GAAP as modified by the principles, policies, procedures and methodologies set forth on Schedule 1(d)).
“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person, including any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or other obligation to protect such obligee against loss in respect of such Indebtedness or other obligation (in whole or in part). The term “Guarantee” used as a verb has a correlative meaning.
“Hazardous Material” means any (a) petroleum, petroleum-derived substances, petroleum by-products or wastes, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, polychlorinated biphenyls and any other substance, waste, toxic substance, hazardous waste, hazardous material, hazardous substance, contaminant or material that is listed, defined, designated, classified or regulated as hazardous, radioactive or toxic, or as a pollutant or contaminant, under or pursuant to or for which liability can be imposed under any Law and (b) any substance that requires removal or remediation under any Law or (c) is defined in, the subject of, or that could give rise to Liability under any Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Inactive Pension Participants” has the meaning set forth in Section 7.9(a).
“Included Licensed Software” has the meaning set forth in Section 7.19(b).
“Included Seller’s Owned Software” has the meaning set forth in Section 7.19(a).
“Income Tax” means (a) any Tax that is in whole or in part based on or measured by net income, receipts, profits or gains, (b) any similar Tax, including hybrid Taxes such as gross receipts, franchise, margin, privilege and commercial activity Taxes and (c) the South Carolina license tax or any other license Tax or similar Tax based on or measured by net worth, capital stock, paid-in surplus, capital surplus or otherwise.

“Indebtedness” of any Person means: either (a) any Liability of such Person (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for all or any part of the deferred purchase price of property or services (other than capital leases or trade payables), including any “earnout” or similar payments or any non-compete payments or (v) under interest rate swap, hedging or similar agreements; or (b) any Liability of others described in the preceding clause (a) that (i) such Person has Guaranteed, (ii) is recourse to such Person or any of its assets, (iii) is secured in whole or in part by the assets of such Person or (iv) is otherwise such Person’s legal Liability. For purposes of this Agreement, Indebtedness includes any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties, and fees or expenses (including attorneys’ fees) associated with the prepayment of any such Indebtedness.
“Indemnitee” means a Buyer Indemnitee or a Seller Indemnitee.
“Indemnitor” means, with respect to a Buyer Indemnity, the Seller and, with respect to a Seller Indemnitee, the Buyer.
“Initial Pension Transfer Date for Active Pension Participants” has the meaning set forth in Section 7.9(c)(iii).
“Initial Pension Transfer Date for Inactive Pension Participants” has the meaning set forth in Section 7.10(c)(iii).
“Insurance Claim” has the meaning set forth in Section 7.18(c).
“Intellectual Property” means Copyrights, Domain Names, Patents, Computer Software, Trademarks and Trade Secrets.
“Intellectual Property License” means a License, in substantially the form attached hereto as Exhibit C, to be entered into at the Closing among the Buyer, the Company and Alcoa.
“Intercompany Accounts” means any and all accounts which relate to payables, receivables, Indebtedness and other Liabilities arising prior to the Closing between the Company or either of the Subsidiaries, on the one hand, and the Seller or any of its Affiliates (other than the Company and the Subsidiaries), on the other hand.
“Intercompany Agreements” means any and all agreements or Contracts between the Company or either of the Subsidiaries, on the one hand, and the Seller or any of its Affiliates (other than the Company and the Subsidiaries), on the other hand, excluding (i) the Ancillary Agreements and (ii) ongoing purchase commitments between Mt. Holly Aluminum Company and Alcoa Materials Management, an Affiliate of Seller, for the supply of aluminum fluoride to Mt. Holly Aluminum Company by Alcoa Materials Management between the Closing Date and December 31, 2014.

“Interest Rate” means the BNY Mellon EB Temporary Investment Fund rate of return, as published by BNY Mellon, for the relevant time period.
“Investment” means any equity interest (including any convertible debt, options, warrants and similar instruments that are exchangeable or exercisable for, or convertible into, such equity interests), of record or beneficially, directly or indirectly, in any Person.
“IRS” means the Internal Revenue Service.
“Jointly Owned Assets” has the meaning set forth in the recitals.
“Knowledge of the Buyer” means the actual knowledge of any of Michael Bless, Jesse Gary, Michelle Harrison, Bob Bodycombe, Rick Dillon, Jamie Coomes, John Hoerner, Rob Hoffman, Erich Squire, Paul Grossman, Virginia Lawson, Alan Lawrence, Robert Tang, Scott States, Danny Carroll or Peter Trpkovski, after reasonable inquiry, provided that such individuals shall be deemed to actually know all matters reasonably discernible from the documents made available to the Buyer, on or before October 19, 2014, by the Seller in the electronic Intralinks data room for the Transactions (established and maintained by the Seller at www.intralinks.com).
“Knowledge of the Seller” means the actual knowledge of any of Bob Wilt, John Martin, Steve Behnke, Tim Reyes, Mike Rousseau, George King, Nicklaus Oliver, David Adams, Donna Dobrzynski, Rachel Gilmore, Robert Collins, Leigh Ann Fisher, Dustin Garrels, Henk van der Meyden, Monica Brower or Debra Samuel, after reasonable inquiry, such reasonable inquiry to include inquiry of Phil Wilson and Milan Waters for finance-related matters and Marvin Dickerson for employment related matters, provided that such individuals shall be deemed to actually know all matters reasonably discernible from the documents made available to the Buyer, on or before October 19, 2014, by the Seller in the electronic Intralinks data room for the Transactions (established and maintained by the Seller at www.intralinks.com).
“Law” means any law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority.
“Liabilities” mean obligations or liabilities of any kind, whether accrued, absolute, contingent, unliquidated or inchoate or otherwise, whether known or unknown and whether due or to become due.
“License” has the meaning set forth in Section 7.19(a).
“Licensed Software” means third party Computer Software licensed by the Company, the Seller or any of their Affiliates from a Person that is not an Affiliate of any of them.
“Liens” means any mortgage, pledge, hypothecation, deed of trust, lease, rights of others, right of first refusal, claim, security interest, encumbrance, easement, servitude, proxy, title defect, title retention agreement, voting trust agreement, transfer restriction, community property interest, option, lien, charge or similar restrictions or limitations.
“LOA Employee” has the meaning set forth in Section 7.13(a)

“Losses” means all damages, losses, amounts paid in settlement, Proceedings, Liabilities, Taxes, judgments, awards, costs and expenses (including reasonable attorneys’ fees and expenses), interest, penalties, fines, charges and disbursements, but excluding (a) consequential or punitive damages and lost profits, except in the case of fraud or to the extent actually awarded to a third party, and (b) any internal fees and expenses of the Indemnitee or any of its Affiliates (including in-house counsel fees and expenses).
“Management Services Agreement” means that certain Amended and Restated Management Services Agreement, dated as of January 26, 1996, by and between the Company and Mt. Holly Aluminum Company.
“Material Adverse Effect” any change, effect, event, occurrence, circumstance, state of facts or development that is or could reasonably be expected to be, individually or in the aggregate, (a) materially adverse to the respective businesses of the Company and Mt. Holly Aluminum Company, taken as a whole, or to the Mt. Holly Assets or to the assets, Liabilities, condition (financial or otherwise) or the results of the operation of the Mt. Holly Facility, excluding any change, effect, event, occurrence, circumstance, state of facts or development arising out of, related to, or resulting from (i) any change in Law or GAAP applicable to the Company or a Subsidiary, (ii) acts of war, armed hostilities or terrorism, (iii) any adverse economic or political change in the U.S. or world economies generally or any adverse change which is generally applicable in the primary aluminum industry or (iv) except for purposes of Section 7.7, any adverse changes or developments arising primarily out of, or resulting primarily from, public disclosure of this Agreement and the Transactions (including any employee attrition or any loss or postponement of business resulting from the termination or modification of any vendor or other business relationships); except, in the case of clauses (i), (ii) and (iii), to the extent that such change, effect, event, occurrence, circumstance, state of facts or development has a disproportionate impact on the respective businesses of the Company and Mt. Holly Aluminum Company, taken as a whole, or on the Mt. Holly Assets or on the assets, Liabilities, condition (financial or otherwise) or the results of the operation of the Mt. Holly Facility relative to other participants in the primary aluminum industry or (b) materially adverse to the ability of the Seller to perform its obligations under this Agreement or any Ancillary Agreement or to consummate the Transactions.
“Material Contract” and collectively, “Material Contracts” has the meaning set forth in Section 4.15(a).
“Mt. Holly Aluminum Company” has the meaning set forth in the recitals.
“Mt. Holly Assets” has the meaning set forth in the recitals.
“Mt. Holly Commerce Park” has the meaning set forth in the recitals.
“Mt. Holly Employees” means the employees of the Company and the Subsidiaries, collectively, as of the Effective Time, including those on short-term disability, long-term disability, or other leave of absence.

“Mt. Holly Facility” has the meaning set forth in the recitals.
“Mt. Holly New Hires” means the employees of the Company and the Subsidiaries, collectively, on the Closing Date who were hired by the Company or Subsidiaries after the Effective Time and are not Mt. Holly Employees or Former Mt. Holly Employees.
“Mt. Holly Welfare Claims” has the meaning set forth in Section 7.11(a).
“MWTP Per Metric Ton” means an amount equal to (a) the MWTP Per Pound, multiplied by (b) 2,204.62.
“MWTP Per Pound” means the daily Metals Week Transaction Price per pound for high grade aluminum (99.7% purity), as published in Platt’s Metals Week under the heading “MW US Transaction (¢/lb)” for “Primary Aluminum.”
“Necessary Consents” has the meaning set forth in Section 7.19(b).
“Net Pension Liability for Inactive Pension Participants” means the unfunded benefit obligation based on the market value of the assets and projected benefit obligation attributable to Inactive Pension Participants on the Pension Spinoff Date for Inactive Pension Participants under the Predecessor Plans (prior to giving effect to Section 7.10), as determined in accordance with GAAP as modified by the principles, policies, procedures and methodologies set forth on Schedule 1(d). For purposes of calculating the Net Pension Liability for Inactive Pension Participants, the benefit obligation and market value of the assets allocated to the Inactive Pension Participants shall be determined using all of the assumptions and methods used for financial statement purposes in the most recent audited financial statements of Alcoa as set forth on Schedule 1(d), updated to reflect the discount rate environment and market value of assets as of the Pension Spinoff Date for Inactive Pension Participants.
“Net Pension Liability for Mt. Holly Employees” means the unfunded benefit obligation based on the market value of the assets and projected benefit obligation attributable to the Mt. Holly Employees as of the Effective Time under the Predecessor Plans (prior to giving effect to Section 7.9), as determined in accordance with GAAP as modified by the principles, policies, procedures and methodologies set forth on Schedule 1(d). For purposes of calculating the Net Pension Liability for Mt. Holly Employees, the benefit obligation and market value of the assets allocated to the Mt. Holly Employees shall be determined using all of the assumptions and methods used for financial statement purposes in the most recent audited financial statements of Alcoa as set forth on Schedule 1(d), updated to reflect the discount rate environment and market value of assets as of the Effective Time.
“New Matter” has the meaning set forth in Section 7.3.
“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Objection Notice” has the meaning set forth in Section 2.3(b).
“Omitted Services” has the meaning set forth in Section 7.23.
“OPEB Funding Amount” means $2,200,000.
“Order” means any order, judgment, injunction, assessment, award, decree, ruling, charge or writ of any Governmental Authority.
“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the respective businesses of the Company and the Subsidiaries, consistent with past custom and practice (including with respect to quantity and frequency).
“Owned Intellectual Property” means all Intellectual Property owned (in whole or in part) by the Company or a Subsidiary.
“Owned Real Property” has the meaning set forth in Section 4.12(a).
“Owners Agreement” means that certain Amended and Restated Owners Agreement, dated as of January 26, 1996, by and between the Company and the Buyer (in its individual capacity and as successor to Glencore Primary Aluminum Company, LLC), as amended
“Parties” has the meaning set forth in the preamble.
“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing; and moral and economic rights of inventors in any of the foregoing.
“Pension Funding Amount” means 49.667% of the Total Net Pension Liability.
“Pension Funding Objection Notice for Inactive Pension Participants” has the meaning set forth in Section 2.4(c).
“Pension Funding Objection Notice for Mt. Holly Employees” has the meaning set forth in Section 2.4(c).
“Pension Funding Statement for Inactive Pension Participants” has the meaning set forth in Section 2.4(b).
“Pension Funding Statement for Mt. Holly Employees” has the meaning set forth in Section 2.4(a).
“Pension Investment Gain” means the investment gain, if any, that would have been earned on the portion of the assets in the Predecessor Plans equal to the GAAP Liability for Mt.

Holly Employees from the Effective Time to the Closing Date, determined on the basis of the aggregate net investment experience of the Predecessor Plans during such period.
“Pension Investment Loss” means the investment loss, if any, that would have been incurred on the portion of the assets in the Predecessor Plans equal to the GAAP Liability for Mt. Holly Employees from the Effective Time to the Closing Date, determined on the basis of the aggregate net investment experience of the Predecessor Plans during such period.
“Pension Participants” has the meaning set forth in Section 7.9(a).
“Pension Spinoff Date for Active Pension Participants” means the Closing Date.
“Pension Spinoff Date for Inactive Pension Participants” has the meaning set forth in Section 7.10(a).
“Pension Transfer Date for Active Pension Participants” has the meaning set forth in Section 7.9(c)(i).
“Pension Transfer Date for Inactive Pension Participants” has the meaning set forth in Section 7.10(c)(i).
“Pension True-Up Determination Date” means the later of (a) the date on which the Final Net Pension Liability for Mt. Holly Employees has been finally determined pursuant to Sections 2.4(a) and 2.4(c), (b) the date on which the Final Net Pension Liability for Inactive Pension Participants has been finally determined pursuant to Sections 2.4(b) and 2.4(c), (c) the date on which the Final 414(l) Amount for Active Pension Participants has finally been determined pursuant to Section 7.9(f) and (d) the date on which the Final 414(l) Amount for Inactive Pension Participants has been finally determined pursuant to Section 7.10(f).
“Permit” means any permit, license, approval, certificate, qualification, consent or authorization issued by a Governmental Authority.
“Permitted Liens” means (a) statutory Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the Closing Date, (b) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in title insurance commitments or policies or on any surveys that have been ordered by or delivered to the Buyer and (c) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business, in each case that are not material to the business, operations and financial condition of the Company or a Subsidiary or to the property so encumbered and that are not resulting from a breach, default or violation by the Company or a Subsidiary of any Law.
“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.
“Post-Closing Straddle Period” has the meaning set forth in Section 6.1(b).

“Power Contract” means that certain Amended and Restated Service Agreement for Large Power Electric Service, dated as of November 1, 2012, between the South Carolina Public Service Authority and the Company.
“Pre-Closing Straddle Period” has the meaning set forth in Section 6.1(b).
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Predecessor Plans” means, collectively, (a) the Alcoa Retirement Plan I, Rules IC, IM and IN and (b) the Alcoa Retirement Plan II, Rule IICC. Individually, each such plan shall be referred to as a “Predecessor Plan.”
“Privilege Period” has the meaning set forth in Section 6.1(b).
“Proceeding” means any demand, charge, complaint, action, suit, proceeding, arbitration, hearing, audit, investigation or claim of any kind (whether civil, criminal, administrative, investigative, informal or other, at law or in equity) commenced, filed, brought, conducted or heard by, against, to, of or before, or otherwise involving, any Governmental Authority.
“Prohibited Words” has the meaning set forth in Section 7.21.
“Real Property” means any and all real property and interests in real property (together with all buildings, structures, fixtures and improvements thereon), including any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).
“Schedule Update” has the meaning set forth in Section 7.3.
“Second Pension Transfer Date for Active Pension Participants” has the meaning set forth in Section 7.9(c)(iv).
“Second Pension Transfer Date for Inactive Pension Participants” has the meaning set forth in Section 7.10(c)(iv).
“Section 338(h)(10) Allocation Statement” has the meaning set forth in Section 6.7(a).
“Section 338(h)(10) Election” has the meaning set forth in Section 6.6(a).
“Section 338(h)(10) Election Notice” has the meaning set forth in Section 6.6(a).
“Section 338(h)(10) Election Period” has the meaning set forth in Section 6.6(a).

“Seller” has the meaning set forth in the preamble.
“Seller DC Plans” has the meaning set forth in Section 7.12.
“Seller Indemnitee” has the meaning set forth in Section 10.1(b).
“Seller Insurance Policies” has the meaning set forth in Section 7.18(b).
“Seller Released Parties” has the meaning set forth in Section 7.17(b).
“Seller Section 10.2(g) Representations” means the representations and warranties of Seller set forth in Sections 4.10(b); 4.12(d); 4.14(d); 4.15(a)(v); 4.15(a)(vii); 4.15(b), the first sentence of 4.16, 4.17(a), 4.17(b), 4.19, the last sentence of 4.20(b), 4.20(c) and 4.22(a)-(h).
“Seller’s Computer Hardware” means any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, mid-range and mainframe computers, process control and distributed control systems, and network telecommunications equipment not located at the Mt. Holly Facility.
“Seller’s Data” means all electronically stored information and data, whether contained in a database or otherwise, which (a) is not related to the Company or either of the Subsidiaries or (b) is physically or logically separate from information and data related to the Company or either of the Subsidiaries.
“Seller’s Excess Pension Cost” means the sum of (i) the excess, if any, of the value of cash and property actually transferred to the Company’s Pension Plan pursuant to Section 7.9(c) over the GAAP Liability for Mt. Holly Employees plus (ii) the excess, if any, of the value of cash and property actually transferred to the Company’s Pension Plan pursuant to Section 7.10(c) over the GAAP Liability for Inactive Pension Participants.
“Seller’s Owned Software” means Computer Software created by or on behalf of the Seller or any of its Affiliates and owned by the Seller or any of its Affiliates other than the Company or either of the Subsidiaries.
“Seller’s Welfare Plans” has the meaning set forth in Section 7.11(a).
“Settlement Offer” means, with respect to any Third Party Claim, an offer made by the claimant or the plaintiff in such Third Party Claim to settle such Third Party Claim that (a) includes as an unconditional term thereof the giving by such claimant or plaintiff of a complete release of the Indemnitee from all Liability in respect of such Third Party Claim, (b) does not grant any injunctive or equitable relief and (c) would not reasonably be expected to have an adverse effect on the affected business of the Indemnitee.
“Shares” has the meaning set forth in the recitals.

“Sidetrack Agreement” means the Sidetrack Agreement, dated June 17, 1988, between North Charleston Terminal Company, a South Carolina corporation, and the Company.
“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.
“Straddle Period” has the meaning set forth in Section 6.1(b).
“Subsidiaries” means Mt. Holly Commerce Park and Mt. Holly Aluminum Company.
“Target Working Capital” means negative $9,200,000.
“Tax” means (a) any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee, unclaimed property or escheat obligation or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (b) any Liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person, (c) any Liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person and (d) any Liability for the payment of any of the foregoing types as a successor, transferee or otherwise.
“Tax Matter” has the meaning set forth in Section 6.4.
“Tax Returns” means all Tax returns, statements, reports, elections, schedules, claims for refund, and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof.
“Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.
“Tenant” has the meaning set forth in Section 4.12(c).
“Tenant Leases” has the meaning set forth in Section 4.12(c).
“Tenant Property” has the meaning set forth in Section 4.12(c).

“Terminal” means the marine terminal located on approximately 27.3 acres of land on the westward shoreline of the Cooper River in North Charleston, Charleston County, South Carolina, that is leased by Chem-Marine under the Terminal Ground Lease and operated by the Terminal Operator under the Terminal Operator’s Agreement.
“Terminal Documents” has the meaning set forth in Section 4.12(b).
“Terminal Ground Lease” means the Amended and Restated Ground Lease, dated April 7, 2000, between William L. Cain, Jr. LLC, Derrill M. Hagood, LLC, David Maybank, Jr. LLC, John F. Maybank LLC and ECP of Columbia, LLC, collectively, as lessor, and Chem-Marine, as lessee.
“Terminal Operator” means Lemm Corporation-Operations, a Tennessee corporation.
“Terminal Operator’s Agreement” means the Operator’s Agreement, dated February 9, 1976, between Chem-Marine and the Terminal Operator.
“Terminal Use Agreement” means, collectively, the Terminal Use Agreement, dated December 27, 1974, between Chem-Marine and DuPont, the Terminal Use Agreement, dated December 27, 1974, between Chem-Marine and Hercules, Inc., as each of the foregoing have been assigned to the Company, and as amended by the Supplemental Agreement to the Terminal Use Agreement, dated January 10, 1979, between Chem-Marine and the Company, a letter agreement dated October 15, 1998, as modified and restated January 25, 2001, among Chem-Marine, the Company and Alcoa, and the First Amendment to Terminal Use Agreement, dated March 31, 2000, among Chem-Marine, the Company and Alcoa.
“Third Party Claim” has the meaning set forth in Section 10.3(a).
“Third Party Claim Notice” has the meaning set forth in Section 10.3(a).
“Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the Environment that might result from such Release.
“Total Net Pension Liability” means the sum of (i) the Final Net Pension Liability for Mt. Holly Employees (as finally determined pursuant to Sections 2.4(a) and 2.4(c)) plus (ii) the Final Net Pension Liability for Inactive Pension Participants (as finally determined pursuant to Sections 2.4(b) and 2.4(c)).
“Trademarks” means all (a) trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, Internet domain names and uniform resource locators and alphanumeric designations associated therewith and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, (b) registrations, renewals, applications for registration, equivalents and counterparts of the foregoing and (c) the goodwill of the business associated with each of the foregoing.

“Trade Secrets” means (a) anything that would constitute a “trade secret” under applicable Law, and all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, confidential information, proprietary information, customer lists, software and technical information and (b) all moral and economic rights of authors and inventors in any of the foregoing.
“Transactions” has the meaning set forth in Section 4.3.
“Transfer Taxes” has the meaning set forth in Section 6.2.
“Transition Services Agreement” means a Transition Services Agreement, in substantially the form attached hereto as Exhibit D, to be entered into at the Closing by the Buyer and Alcoa.
“Working Capital” means the Company’s 50.333% portion of the working capital of the Subsidiaries, calculated as follows: an amount equal to (a) the sum of the respective account balances of the Subsidiaries for the accounts listed under the heading “Current Assets” on Annex 1.1 of Schedule 2.3(a) multiplied by 0.50333; less (b) the sum of the respective account balances of the Subsidiaries for the accounts listed under the heading “Current Liabilities” on Annex 1.1 of Schedule 2.3(a) multiplied by 0.50333; all calculations shall be prepared in accordance with the working capital principles set forth on Schedule 2.3(a).
“Working Capital Objection Notice” has the meaning set forth in Section 2.3(b).
“Working Capital Overage” means the amount by which Effective Time Working Capital (as finally determined pursuant to Section 2.3(b)) exceeds Target Working Capital, if any. For the avoidance of doubt and for purposes of illustration, negative $2,000,000 exceeds negative $3,000,000 by $1,000,000.
“Working Capital Statement” has the meaning set forth in Section 2.3(a).
“Working Capital Underage” means the amount by which Target Working Capital exceeds Effective Time Working Capital (as finally determined pursuant to Section 2.3(b)), if any. For the avoidance of doubt and for purposes of illustration, negative $2,000,000 exceeds negative $3,000,000 by $1,000,000.
ARTICLE 2:     PURCHASE AND SALE
2.1    Purchase and Sale of the Shares. At the Closing, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, assign and deliver to the Buyer, all of the Shares, free and clear of all Liens.
2.2    Purchase Price. Subject to the terms and conditions contained in this Agreement, the Buyer shall pay, or cause to be paid, to the Seller, by bank wire transfer of immediately available funds to an account designated in writing by the Seller:

(a)    at the Closing, an amount (the “Closing Payment”) equal to (i)  the Base Purchase Price minus (ii) the sum of (A) the Estimated ASC Partnership Receivable, (B) the OPEB Funding Amount and (C) the Business Interruption Premium Amount; and
(b)    as soon as practicable, and in any event no later than seven days, after the Final Payment Determination Date, an amount (the “Final Payment”) equal to (i) the sum of (A) the Working Capital Overage, if any, (B) the ASC Partnership Receivable Adjustment – Seller, if any, (C) if the Buyer does not deliver a Deferral Notice prior to the Closing, the Pension Funding Amount, if any, the Seller’s Excess Pension Cost, if any, and the Pension Investment Loss, if any, and (D) the Economic Adjustment – Seller, if any, minus (ii) the sum of (A) the Working Capital Underage, if any, (B) the ASC Partnership Receivable Adjustment – Buyer, if any, (C) if the Buyer does not deliver a Deferral Notice prior to the Closing, an amount equal to the sum of the Excluded Amounts and the Pension Investment Gain, if any, and (D) the Economic Adjustment – Buyer, if any, provided, however, that, if the Final Payment is a negative number, the Seller shall instead pay, or cause to be paid, to the Buyer, by bank wire transfer of immediately available funds to an account designated in writing by the Buyer, the absolute value of such amount at such time. For the avoidance of doubt, if the Buyer delivers a Deferral Notice prior to the Closing, clauses (i)(C) and (ii)(C) above shall not be included in the Final Payment, but shall instead be included in the determination of any payments to be made pursuant to Section 2.6 as set forth therein.
2.3    Effective Time Working Capital; Final ASC Partnership Receivable.
(a)    Not later than the 60th day following the Closing Date, the Buyer shall prepare and deliver to the Seller (i) a statement (the “Working Capital Statement”) setting forth the Buyer’s calculation of Working Capital as of the Effective Time (such amount, as determined pursuant to this Section 2.3(a) and Section 2.3(b), the “Effective Time Working Capital”), (ii) a statement (the “ASC Partnership Receivable Statement”) setting forth the Buyer’s calculation of the ASC Partnership Receivable (including a calculation of the amount of each of the Excluded Amounts) as of the Effective Time (such amount, as determined pursuant to this Section 2.3(a) and Section 2.3(b), the “Final ASC Partnership Receivable”), and (iii) a statement (the “Economic Adjustment Statement”) setting forth the Buyer’s calculation of the Economic Adjustment.
(b)    The Working Capital Statement and the calculation of the Effective Time Working Capital reflected therein shall become final and binding upon the Buyer and the Seller on the 60th day following the Buyer’s delivery thereof to the Seller unless the Seller gives written notice of its disagreement with any component of the Working Capital Statement (the “Working Capital Objection Notice”) to the Buyer prior to such date. The ASC Partnership Receivable Statement and the calculations of the Final ASC Partnership Receivable and the amount of each of the Excluded Amounts reflected therein shall become final and binding upon the Buyer and the Seller on the 60th day following the Buyer’s delivery thereof to the Seller unless the Seller gives written notice of its disagreement with the calculation of the Final ASC Partnership Receivable or the amount of any of the Excluded Amounts (the “ASC Partnership Receivable Objection Notice”). The Economic Adjustment Statement and the calculation of the Economic Adjustment reflected therein shall become final and binding upon the Buyer and the Seller on the 60th day following the Buyer’s delivery thereof to the Seller unless the Seller gives written notice of its disagreement with the calculation of the Economic Adjustment (the “Economic Adjustment Objection Notice” and, together with the Working Capital Objection Notice and the ASC Partnership Receivable Objection Notice, an “Objection Notice”) to the Buyer prior to such date. An Objection Notice shall specify in reasonable detail the nature of any such disagreement and include all supporting schedules, analyses, working papers and other documentation. If an Objection Notice complying with the preceding sentence is given by the Seller in a timely manner, then the Working Capital Statement (as revised in accordance with this Section 2.3(b)), the ASC Partnership Receivable Statement (as revised in accordance with this Section 2.3(b)), the amount of any of the Excluded Amounts (as revised in accordance with this Section 2.3(b)) or the Economic Adjustment (as revised in accordance with this Section 2.3(b)), as applicable, shall become final, binding and non-appealable upon the earlier of (i) the date on which the Buyer and the Seller resolve in writing any disputes with respect to the matters specified in such Objection Notice, or (ii) the date on which any such disputes are finally resolved in writing by KPMG LLP (or, if KPMG LLP is not willing or able to serve in such capacity, a nationally recognized independent accounting firm agreed to by the Buyer and the Seller in writing) (the “Accounting Firm”). During the 60-day period following the delivery of an Objection Notice in compliance with this paragraph, the Buyer and the Seller shall seek in good faith to resolve any disputes with respect to the matters specified in the Objection Notice. If, at the end of such 60-day period, the Buyer and the Seller have not resolved such disputes, the Buyer and the Seller shall submit to the Accounting Firm for review and resolution of any and all matters that remain in dispute. The Buyer and the Seller shall use their respective good faith efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 60 days following the submission of such matters to the Accounting Firm. The Accounting Firm shall (A) allow the Buyer and the Seller to submit written presentations and supporting evidence regarding their respective positions, copies of which shall be delivered to the other Party, (B) with respect to a dispute regarding the Effective Time Working Capital, apply the principles set forth in Schedule 2.3(a), (C) include reasons for each relevant determination in its written statement, (D) review only, and base the resolution of the calculations in dispute solely on, the submissions by the Buyer and the Seller and (E) not perform an independent review or audit of financial information, unless so requested in writing by the Buyer and the Seller. The Accounting Firm shall address only the calculations in dispute (including, with respect to disputes regarding the Effective Time Working Capital, disputes as to the application of the principals set forth on Schedule 2.3(a)) and any items directly impacted thereby, and any resolution of a disputed calculation by the Accounting Firm shall not be outside the range for such calculation created by the submissions of the Buyer and the Seller. The Accounting Firm’s determination shall be set forth in a written statement delivered to the Parties and shall be final, binding and non-appealable. All fees and expenses of the Accounting Firm shall be borne by the Buyer and the Seller in inverse proportion as each may prevail on the value of (and not the quantity of) matters resolved by the Accounting Firm, which inverse proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.
2.4    Net Pension Liability Adjustment.
(a)    Net Pension Liability Adjustment for Mt. Holly Employees. Not later than the 60th day following the Closing Date, the Seller shall prepare and deliver to the Buyer a statement (the “Pension Funding Statement for Mt. Holly Employees”) setting forth the Seller’s enrolled actuary’s calculation of the Net Pension Liability for Mt. Holly Employees (such amount, as determined pursuant to this Section 2.4(a) and Section 2.4(c), the “Final Net Pension Liability for Mt. Holly Employees”).
(b)    Net Pension Liability Adjustment for Inactive Pension Participants. Not later than the 60th day following the Pension Spinoff Date for Inactive Pension Participants, the Seller shall prepare and deliver to the Buyer a statement (the “Pension Funding Statement for Inactive Pension Participants”) setting forth the Seller’s enrolled actuary’s calculation of the Net Pension Liability for Inactive Pension Participants (such amount, as determined pursuant to this Section 2.4(b) and Section 2.4(c), the “Final Net Pension Liability for Inactive Pension Participants”).
(c)    The Pension Funding Statement for Inactive Pension Participants and the calculation of the Final Net Pension Liability for Inactive Pension Participants reflected therein shall become final and binding upon the Buyer and the Seller on the 60th day following the Seller’s delivery thereof to the Buyer unless the Buyer gives written notice of its disagreement with the calculation of the Final Net Pension Liability for Inactive Pension Participants (the “Pension Funding Objection Notice for Inactive Pension Participants”) to the Seller prior to such date. The Pension Funding Statement for Mt. Holly Employees and the calculation of the Final Net Pension Liability for Mt. Holly Employees reflected therein shall become final and binding upon the Buyer and the Seller on the 60th day following the Seller’s delivery thereof to the Buyer unless the Buyer gives written notice of its disagreement with the calculation of the Final Net Pension Liability for Mt. Holly Employees (the “Pension Funding Objection Notice for Mt. Holly Employees”) to the Seller prior to such date. The Pension Funding Objection Notice for Inactive Pension Participants and the Pension Funding Objection Notice for Mt. Holly Employees, as applicable, shall specify in reasonable detail the nature of any such disagreement and include all supporting schedules, analyses, working papers and other documentation. If a Pension Funding Objection Notice for Inactive Pension Participants or a Pension Funding Objection Notice for Mt. Holly Employees, in each case, complying with the preceding sentence, is given by the Buyer in a timely manner, then the Pension Funding Statement for Inactive Pension Participants and the Pension Funding Statement for Mt. Holly Employees, as applicable (in each case, as revised in accordance with this Section 2.4(c)) shall become final, binding and non-appealable upon the earlier of (i) the date on which the Buyer and the Seller resolve in writing any disputes with respect to the matters specified in the Pension Funding Objection Notice for Inactive Pension Participants or the Pension Funding Objection Notice for Mt. Holly Employees, as applicable, or (ii) the date on which any such disputes are finally resolved in writing by Mercer LLC (or, if Mercer LLC is not willing or able to serve in such capacity, a nationally recognized independent actuary firm agreed to by the Buyer and the Seller in writing) (the “Actuary Firm”). During the 30-day period following the delivery of a Pension Funding Objection Notice for Inactive Pension Participants and the Pension Funding Objection Notice for Mt. Holly Employees, as applicable, in compliance with this paragraph, the enrolled actuary of the Buyer and the enrolled actuary of the Seller shall seek in good faith to resolve any disputes with respect to the matters specified in the Pension Funding Objection Notice for Inactive Pension Participants or the Pension Funding Objection Notice for Mt. Holly Employees. If, at the end of such 30-day period, the enrolled actuary of the Buyer and the enrolled actuary of the Seller have not resolved such disputes, the Buyer and the Seller shall submit to the Actuary Firm for review and resolution of any and all matters that remain in dispute. The Buyer and the Seller shall use their respective good faith efforts to cause the Actuary Firm to render a decision resolving the matters in dispute within 60 days following the submission of such matters to the Actuary Firm. The Actuary Firm shall (A) allow the Buyer and the Seller to submit written presentations and supporting evidence regarding their respective positions, copies of which shall be delivered to the other Party, (B) apply the principles set forth on Schedule 1(d), (C) upon the request of either the Buyer or the Seller, schedule and conduct a hearing wherein each Party may present its positions and address appropriate questions from the Actuary Firm or the other Party regarding any issue to be addressed by the Actuary Firm, (D) include reasons for each relevant determination in its written statement, (E) review only, and base the resolution of the calculations in dispute solely on, the submissions by the Buyer and the Seller and (F) not perform an independent review or audit of financial information, unless so requested in writing by both the Buyer and the Seller. The Actuary Firm shall address only the calculations in dispute (including disputes as to the application of the principals set forth on Schedule 1(d)) and any items directly impacted thereto, and any resolution of a disputed calculation by the Actuary Firm shall not be outside the range for such calculation created by the submissions of the Buyer and the Seller. The Actuary Firm’s determination shall be set forth in a written statement delivered to the Parties and shall be final, binding and non-appealable. All fees and expenses of the Actuary Firm shall be borne equally by the Buyer and the Seller.
2.5    Access. For purposes of complying with the terms set forth in Sections 2.3, 2.4, 2.7 and 2.8 each Party shall cooperate with and make available to the other Party and its employees, agents, actuaries and representatives all information, records, data and working papers and, upon reasonable notice and subject to the applicable Party’s reasonable safety and security policies and procedures, shall permit access to its facilities, employees, agents, actuaries and representatives, in each case as may be reasonably requested in connection with the preparation and analysis of the Working Capital Statement, ASC Partnership Receivable Statement, the Pension Funding Statement for Mt. Holly Employees, the Pension Funding Statement for Inactive Pension Participants, the Earnout Statement or the Economic Adjustment Statement and the resolution of any disputes with respect to the Working Capital Statement, ASC

Partnership Receivable Statement, the Pension Funding Statement for Mt. Holly Employees, the Pension Funding Statement for Inactive Pension Participants, the Earnout Statement or the Economic Adjustment Statement.
2.6    Deferral of Pension True-Up Amounts. Prior to the Closing, the Buyer may elect, by delivering a written notice (a “Deferral Notice”) thereof to the Seller, to defer the payment of certain portions of the Purchase Price as set forth in this Section 2.6. If the Buyer delivers a Deferral Notice prior to the Closing, (a) on the Pension True-Up Determination Date, the Buyer shall deliver to the Seller a surety bond issued by a Person with an A.M. Best financial strength rating of A- or better (or a comparable rating from another recognized ratings entity as may be mutually agreed), in an amount equal to (i) the sum of the Pension Funding Amount, if any, the Seller’s Excess Pension Cost, if any, and the Pension Investment Loss, if any, minus (ii) an amount equal to the sum of the Excluded Amounts and the Pension Investment Gain, if any, and (b) on the date that is one year after the Closing Date, the Buyer shall pay, or cause to be paid, to the Seller, by bank wire transfer of immediately available funds to an account designated in writing by the Seller, an amount equal to (i) the sum of the Pension Funding Amount, if any, the Seller’s Excess Pension Cost, if any, and the Pension Investment Loss, if any, minus (ii) an amount equal to the sum of the Excluded Amounts and the Pension Investment Gain, if any.
2.7    Earnout.
(a)    Buyer shall submit to Seller, within thirty (30) days following the conclusion of each calendar month, a monthly report setting forth (i) the aggregate cast house production (measured in metric tons) and, without duplication, molten aluminum sales volume (measured in metric tons) at the Mt. Holly Facility for each calendar month beginning October 1, 2014 and ending December 1, 2015 and (ii) the occurrence of any Business Interruption Event and the receipt of any Business Interruption Recovery Amount, with the first such report being due within thirty (30) days following the end of the first calendar month ending after the Closing Date. Notwithstanding anything to the contrary in this Agreement, in no event shall the Buyer be liable to the Seller for any inaccuracies contained in any report delivered pursuant to this Section 2.7(a), provided, however, that the Buyer shall inform the Seller of any material inaccuracy contained in any such report within a reasonable time after the Buyer becomes actually aware of such material inaccuracy.
(b)    On or prior to January 31, 2016, the Buyer shall prepare and deliver to the Seller a statement (the “Earnout Statement”) setting forth the Buyer’s calculation of the Earnout Amount.
(c)    The Earnout Statement and the calculation of the Earnout Amount reflected therein shall become final and binding upon the Buyer and the Seller on the 60th day following the Buyer’s delivery thereof to the Seller unless the Seller gives written notice of its disagreement with any component of the Earnout Statement (the “Earnout Objection Notice”) to the Buyer prior to such date. An Earnout Objection Notice shall specify in reasonable detail the nature of any such disagreement and include all supporting schedules, analyses, working papers and other documentation. If an

Earnout Objection Notice complying with the preceding sentence is given by the Seller in a timely manner, then the Earnout Statement (as revised in accordance with this Section 2.7(c)) shall become final, binding and non-appealable upon the earlier of (i) the date on which the Buyer and the Seller resolve in writing any disputes with respect to the matters specified in such Earnout Objection Notice, or (ii) the date on which any such disputes are finally resolved in writing by the Accounting Firm. During the 60-day period following the delivery of an Earnout Objection Notice in compliance with this paragraph, the Buyer and the Seller shall seek in good faith to resolve any disputes with respect to the matters specified in the Earnout Objection Notice. If, at the end of such 60-day period, the Buyer and the Seller have not resolved such disputes, the Buyer and the Seller shall submit to the Accounting Firm for review and resolution of any and all matters that remain in dispute. The Buyer and the Seller shall use their respective good faith efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 60 days following the submission of such matters to the Accounting Firm. The Accounting Firm shall (A) allow the Buyer and the Seller to submit written presentations and supporting evidence regarding their respective positions, copies of which shall be delivered to the other Party, (B) include reasons for each relevant determination in its written statement, (C) review only, and base the resolution of the calculations in dispute solely on, the submissions by the Buyer and the Seller and (D) not perform an independent review or audit of financial information, unless so requested in writing by the Buyer and the Seller. The Accounting Firm shall address only the calculations in dispute and any items directly impacted thereby, and any resolution of a disputed calculation by the Accounting Firm shall not be outside the range for such calculation created by the submissions of the Buyer and the Seller. The Accounting Firm’s determination shall be set forth in a written statement delivered to the Parties and shall be final, binding and non-appealable. All fees and expenses of the Accounting Firm shall be borne by the Buyer and the Seller in inverse proportion as each may prevail on the value of (and not the quantity of) matters resolved by the Accounting Firm, which inverse proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.
(d)    Within 10 Business Days after the Earnout Amount is finally determined in accordance with Section 2.7(c), the Buyer shall pay, or cause to be paid, to the Seller, by bank wire transfer of immediately available funds to an account designated in writing by the Seller, the lesser of (a) the Earnout Amount and (b) $22,500,000; provided, however, that, if the Earnout Amount is a negative number, the Seller shall instead pay, or cause to be paid, to the Buyer, by bank wire transfer of immediately available funds to an account designated in writing by the Buyer, the lesser of (a) the absolute value of the Earnout Amount and (b) $12,500,000.
2.8    Economic Adjustment.
(a)    Notwithstanding that the Closing will occur after the Effective Time, the Parties intend that, as between them, they should be placed in the same economic position as if the Closing had occurred at the Effective Time, including by applying the principles set forth on Schedule 2.8 but without applying any principle that conflicts with any express provision of this Agreement (including Section 2.4). As a consequence, the Buyer shall make a payment to the Seller, or the Seller shall make a payment to the Buyer, sufficient to achieve such result (the amount of such payment, the “Economic Adjustment”).
(b)    After the Closing, the Economic Adjustment shall be calculated as contemplated by Section 2.3. If the Economic Adjustment requires a payment by the Buyer to the Seller, it shall be referred to as the “Economic Adjustment - Seller.” If the Economic Adjustment requires a payment by the Seller to the Buyer, it shall be referred to as the “Economic Adjustment - Buyer.” The Economic Adjustment - Seller or the Economic Adjustment - Buyer, as the case may be, shall be paid as contemplated by Section 2.2(b).
(c)    Notwithstanding anything to the contrary in this Section 2.8, in no event will the application of this Section 2.8 (i) result in the Buyer or any other Buyer Indemnitee bearing any Losses, or relieve the Seller from the burden of any Losses, resulting from or arising out of any item with respect to which the Seller has an obligation under Section 10.1(a), including with respect to Excluded Assets, Excluded Liabilities and Excluded Contracts, or (ii) result in the Seller or any other Seller Indemnitee bearing any Losses, or relieve the Buyer from the burden of any Losses, resulting from or arising out of any item with respect to which the Buyer has an obligation under Section 10.1(b), including with respect to Assumed Liabilities.
ARTICLE 3:     DELIVERIES AND OTHER ACTIONS
3.1    Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Jones Day, 2727 North Harwood Street, Dallas, Texas 75201, on the last day of the month in which all of the conditions set forth in Article 8 have been satisfied or waived (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or on such other date or at such other place as the Parties mutually agree in writing (the “Closing Date”). Except as otherwise specified in this Agreement, for accounting and computational purposes, the Closing will be deemed to have occurred at 11:59 p.m. (Eastern Time) on the Closing Date. Closing will be conducted electronically, and the Parties shall deliver all documents to be exchanged at Closing to Jones Day. Jones Day shall hold all such documents in escrow pending authorization from the Parties to release such documents.
3.2    Deliveries by the Seller. On the Closing Date, the Seller shall deliver, or cause to be delivered, to the Buyer the following items:
(a)    stock certificates representing all of the Shares accompanied by duly executed stock powers and all stock transfer tax stamps attached and otherwise sufficient to transfer the Shares to the Buyer free and clear of all Liens;

(b)    a reasonably current (dated no more than thirty days prior to the Closing Date) good standing certificate (or equivalent document) for the Company issued by the secretary of state of Delaware and each state in which the Company is qualified to do business as a foreign corporation;
(c)    a reasonably current (dated no more than thirty days prior to the Closing Date) certificate of authorization to transact business in South Carolina (or equivalent document) for the Company issued by the secretary of state of South Carolina;
(d)    a copy of the certificate of incorporation (or equivalent document) of the Company, certified by the secretary of state of Delaware, and a copy of the bylaws of the Company, certified by an officer of the Company;
(e)    the original corporate record books and stock record books (or equivalent documents) of the Company;
(f)    all of the consents listed on Schedule 4.7;
(g)    the Alumina Purchase Agreements, each duly executed by the Company;
(h)    the Aluminum Supply Agreement, duly executed by Alcoa;
(i)    the Intellectual Property License, duly executed by the Company and Alcoa;
(j)    the Transition Services Agreement, duly executed by Alcoa;
(k)    written resignations of each director, manager and officer of the Company and the Subsidiaries listed on Schedule 3.2(k);
(l)    a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code and in form and substance reasonably satisfactory to the Buyer, duly executed by the Seller;
(m)    a Contract, in the form attached hereto as Exhibit E, duly executed by Alcoa, pursuant to which Alcoa will transfer to the Company all rights and obligations that Alcoa, and any of its Affiliates (other than the Company and the Subsidiaries), may have as a user or otherwise under the Terminal Use Agreement;
(n)    a duly executed Owner’s Affidavit of Possession and a duly executed Owner’s Affidavit and Indemnity with regard to the Owned Real Property, in the forms attached hereto as Exhibit F-1 and Exhibit F-2, respectively;
(o)    the certificate required under Section 8.2(d);
(p)    Form 8023 duly executed by the Seller in order to facilitate Buyer’s Section 338(h)(10) Election option pursuant to Section 6.6; and

(q)    such other documents and instruments as the Buyer reasonably requests to consummate the Transactions.
3.3    Deliveries by the Buyer. On the Closing Date, the Buyer shall deliver, or cause to be delivered, to the Seller the following items:
(a)    the Closing Payment in accordance with Section 2.2;
(b)    the Alumina Purchase Agreements, each duly executed by the Buyer;
(c)    the Aluminum Supply Agreement, duly executed by the Buyer;
(d)    the Intellectual Property License, duly executed by the Buyer;
(e)    the Transition Services Agreement, duly executed by the Buyer;
(f)    the certificate required under Section 8.3(c); and
(g)    such other documents and instruments as the Seller reasonably requests to consummate the Transactions.
ARTICLE 4:     REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Buyer as follows:
4.1    Existence and Good Standing.
(a)    The Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.
(b)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Delaware and is duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in South Carolina, which is the only jurisdiction in which the Company is required to be so qualified.
(c)    The Seller has delivered to the Buyer true, correct and complete copies of (i) the corporate minute books and stock record books of the Company and (ii) the certificate of incorporation and bylaws of the Company as currently in effect and reflecting any and all amendments thereto. Such organizational documents are in full force and effect, and neither the Seller nor the Company is in violation of any provision thereof.
4.2    Power. The Company has the corporate power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased and (b) carry on its business as currently conducted.

4.3    Validity and Enforceability. The Seller has the requisite power and authority to enter into this Agreement and the Ancillary Agreements to which it or any of its Affiliates are to be party and to consummate the transactions contemplated hereby and thereby (the “Transactions”). The execution, delivery and performance of this Agreement and each of the Ancillary Agreements, and the consummation of the Transactions, have been duly authorized and approved by all required action on the part of the Seller. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Buyer, represent the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with their respective terms.
4.4    Title to Shares. The Seller has good and marketable title to the Shares, free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and valid title to the Shares, free and clear of all Liens.
4.5    Capitalization of the Company and the Subsidiaries.
(a)    The authorized capital stock of the Company consists of 100,000 shares of common stock, no par value, of which 99,210 shares are issued and outstanding, and all of which have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Laws and any preemptive rights or rights of first refusal of any Person. The Shares represent the only issued and outstanding shares of capital stock of the Company. There are no outstanding options, warrants, rights, calls or other commitments obligating the Company to issue any additional shares of its capital stock, equity securities or other securities. Except as set forth in Schedule 4.5(a), (i) there are no Contracts relating to the issuance, sale, transfer or voting of any capital stock, equity securities or other securities of the Company and (ii) there is no obligation, contingent or otherwise, of the Company to (A) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of the Company, (B) provide any Guarantee with respect to the obligations of any other Person or (C) make, after the Closing, any investment in any other Person other than the Subsidiaries (in the form of a loan, capital contribution or otherwise). Except for the Subsidiaries, the Company has no subsidiaries and no Investments.
(b)    The Company owns, free and clear of all Liens, a 50.333% general partnership interest in Mt. Holly Aluminum Company (the “Company’s Mt. Holly Aluminum Company Interest”). Except as set forth in Schedule 4.5(b), there are no Contracts relating to the sale, transfer or voting of the Company’s Mt. Holly Aluminum Company Interest.
(c)    The Company owns, free and clear of all Liens, limited liability company interests in Mt. Holly Commerce Park representing 50.33% of the capital and 50.333% of the net profits and net losses of Mt. Holly Commerce Park (the “Company’s Mt. Holly Commerce Park Interest”). Except as set forth in Schedule 4.5(c), there are no Contracts relating to the sale, transfer or voting of the Company’s Mt. Holly Commerce Park Interest.

4.6    No Conflict. Assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.7 are duly and timely obtained or made, neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Seller of its obligations hereunder or thereunder will (a) violate or conflict with (i) the certificate of incorporation or the bylaws (or equivalent documents) of the Company, (ii) the organizational documents of the Seller or (iii) any Law or Order applicable to the Seller or the Company or by which any of their respective properties or assets are bound, (b) violate, conflict with or result in a material breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or the loss of a material benefit under, or constitute (with notice or lapse of time, or both) a material default under the terms of any material Contract to which the Seller, the Company or either of the Subsidiaries is a party or (c) result in the creation or imposition of any Lien with respect to the Shares or the assets or the properties of the Company or either of the Subsidiaries.
4.7    Required Filings and Consents. Except (a) in connection with the applicable requirements of the HSR Act, (b) as may be required by any applicable state securities or “blue sky” laws or state takeover laws, (c) such filings and consents as may be required under any Environmental Law pertaining to any notification, disclosure or required approval triggered by the Transactions, (d) with respect to Contracts that are not material, (e) such filings as may be required under any Tax Law to effectuate the Section 338(h)(10) Election and (f) as set forth on Schedule 4.7, no consent, waiver, approval, authorization, Order or Permit of, or declaration or filing with, or notification to, any Person is required in connection with (i) the execution and delivery by the Seller of this Agreement or the Ancillary Agreements or the consummation of the Transactions or (ii) the continuing validity and effectiveness, without penalty or adverse consequences, immediately following the Closing of any Permit or Contract of the Company or a Subsidiary.
4.8    Financial Statements.
(a)    Schedule 4.8(a) sets forth the unaudited balance sheet of the Company as of June 30, 2014 (the “Company Balance Sheet”).
(b)    The Company Balance Sheet presents fairly, in all material respects, the financial position of the Company as of June 30, 2014 and has been prepared and reviewed by the management of the Company in accordance with the basis of financial statement presentation set forth on Schedule 4.8(b) (the “Basis of Financial Statement Presentation”). The Company Balance Sheet was derived from the books and records of the Company.
(c)    The Company is subject to the internal control policies and procedures of Alcoa related to the recording, processing and reporting of financial information, and the Company is in compliance in all material respects with such internal control policies and procedures.
4.9    Other Liabilities. To the Knowledge of the Seller, the Company has no Liability that would have been required to be reflected in the Company Balance Sheet in accordance with the Basis of Financial Statement Presentation and was not so reflected, except (a) the Excluded Liabilities, (b) Liabilities that have arisen after the date of the Company Balance Sheet in the Ordinary Course of Business (none of which relates to breach of Contract, breach of warranty, tort, infringement or violation of Law), and (c) the Liabilities set forth on Schedule 4.9.
4.10    Conduct of Business. Since June 30, 2014, the business and operations of the Company and the Subsidiaries have been conducted in the Ordinary Course of Business, and there has not occurred any change, effect, event, occurrence, circumstance, state of facts or development that constitute, or would reasonably be expected to result in, a Material Adverse Effect. Without limiting the generality of the foregoing, since June 30, 2014 and except as set forth on Schedule 4.10, none of the Company or the Subsidiaries have:
(a)    (i) made any change in the Tax reporting or accounting principles, practices or policies, including with respect to (A) depreciation or amortization policies or rates or (B) the payment of accounts payable or the collection of accounts receivable, (ii) settled or compromised any Tax Liability, (iii) made, changed or rescinded any Tax election, (iv) surrendered any right in respect of Taxes or (v) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
(b)    suffered any theft, damage, destruction or loss (without regard to any insurance) of or to any tangible asset or assets resulting in losses in excess of $100,000 individually or $500,000 in the aggregate;
(c)    (i) increased the salary, wages or other compensation rates of any officer, employee or consultant other than annual increases in salary made in the Ordinary Course of Business, (ii) made or granted any increase in benefits or coverage in any Employee Plan, or amended or terminated any existing Employee Plan, or adopted any new Employee Plan other than as required by Law or an Employee Plan in effect on the date hereof, or (iii) made any commitment or incurred any Liability to any labor organization;
(d)    other than in the Ordinary Course of Business, sold, assigned, transferred (including transfers to any employees, equity holders or Affiliates), licensed or subjected to any Lien any tangible or intangible assets or properties;
(e)    instituted any Proceeding that involved more than $100,000;
(f)    licensed in or purchased any Intellectual Property other than in the Ordinary Course of Business; or
(g)    agreed to do any of the foregoing.
4.11    Taxes. Except as set forth on Schedule 4.11:
(a)    All Tax Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company and the

Subsidiaries, to the extent required to be filed on or before the Closing Date, have been timely filed in accordance with all applicable Laws and each such Tax Return was complete and accurate in all material respects.
(b)    All Taxes owed by the Company and the Subsidiaries (whether or not shown as due and payable on any Tax Return) have been timely paid to the appropriate Taxing Authority.
(c)    The Company and the Subsidiaries have withheld and remitted to the appropriate Taxing Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other Person.
(d)    There are no Tax audits pending with regard to any Tax Return of the Company or either of the Subsidiaries with respect to any Pre-Closing Tax Period (excluding Tax Returns of Alcoa with which the Company may be a part of a consolidated, combined or unitary group).
(e)    None of the Company or the Subsidiaries have granted, or has had granted on its behalf, any extension or waiver of the statute of limitations period applicable to any Tax Return or within which any Tax may be assessed or collected by any Taxing Authority, which period (after giving effect to such extension or waiver) has not yet expired.
(f)    There is no Proceeding now pending or, to the Knowledge of the Seller, threatened against or with respect to the Company or a Subsidiary in respect of any Tax.
(g)    There are no Liens for Taxes upon the assets or properties of the Company, except for Permitted Liens.
(h)    None of the Seller, the Company or the Subsidiaries have received notice of any claim by a Governmental Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that it is or may be subject to taxation by that Governmental Authority.
(i)    None of the Company or the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Taxing Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provisions of state, local or foreign Law) executed on or prior to the Closing Date, (iii) the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, or (iv) any prepaid amount received on or prior to the Closing Date.

(j)    None of the Company or the Subsidiaries have distributed the stock of another Person, nor has the Company or either of the Subsidiaries had its stock distributed by another Person, in either case, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(k)    None of the Company or the Subsidiaries have participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).
(l)    Since its formation, the Company has joined in the consolidated federal income Tax Return filed by the Seller and in appropriate consolidated or combined state and local income Tax Returns with the Seller and its Affiliates. Since their formation, each of the Subsidiaries has been a partnership for federal income Tax purposes.
(m)    None of the Company or the Subsidiaries (i) is a party to, bound by or obligated under any Tax sharing agreement, (ii) is or was a member of any affiliated, consolidated, combined, unitary, group relief, aggregate or other group for Tax purposes (other than any such group the common parent of which is Alcoa), (iii) has any liability for any material Tax or material portion of a Tax of any Person other than a member of the “group” under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) or other applicable Law, as transferee or successor, by contract (other than pursuant to customary commercial Contracts not primarily related to Taxes and entered into in the Ordinary Course of Business) or otherwise, (iv) is subject to any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law).
4.12    Real Property.
(a)    To the Knowledge of the Seller, Seller has provided, or made available to the Buyer, information in Seller’s possession reasonably describing the parcels of Real Property that are owned by the Company or a Subsidiary, whether individually, as tenants-in-common or otherwise (the “Owned Real Property”).
(b)    Alcoa and the Company use the Terminal pursuant to the Terminal Use Agreement, and no other Person is a User (as defined in the Terminal Use Agreement) under the Terminal Use Agreement. The Seller has delivered or made available to the Buyer true, correct and complete copies of all material documents related to Alcoa’s and the Company’s use of the Terminal, including but not limited to, the Terminal Use Agreement, the Terminal Operator’s Agreement, the Terminal Ground Lease and the Sidetrack Agreement (collectively, the “Terminal Documents”), and there are no other Contracts affecting or pertaining to the right of the Seller and the Company to use or occupy the Terminal. With respect to the Terminal Documents, (i) each is in full force and effect, (ii) none have been modified other than as those modifications contained in the electronic Intralinks data room for the Transactions (established and maintained by the Seller at www.intralinks.com), and (iii) to the Seller’s Knowledge, other than the dispute with Chem-Marine described in the electronic Intralinks data room for the

Transactions (established and maintained by the Seller at www.intralinks.com), none of the parties thereto is in material default thereunder. The Terminal is in good condition and repair (subject to normal wear and tear). Except for the Terminal and the Owned Real Property and as otherwise set forth on Schedule 4.12(b), none of the Company or the Subsidiaries own, lease, license or otherwise use or occupy any Real Property.
(c)    Seller has provided, or made available to the Buyer, information in Seller’s possession reasonably identifying the Owned Real Property that is leased to any Person (each a “Tenant”) other than the Company and the Subsidiaries (collectively, the “Tenant Property”). Schedule 4.12(c) sets forth a true and complete list of all leases or other similar Contracts related to such Tenant Property (collectively, the “Tenant Leases”). The Seller has delivered to the Buyer true, correct and complete copies of all of the Tenant Leases, including any amendments thereto.
(d)    Except as set forth on Schedule 4.12(d), to the Knowledge of the Seller, there is not now pending any reassessment of any parcel included in the Owned Real Property that could result in a material change in the amounts payable by the Seller, the Company or a Subsidiary or any condemnation, expropriation or eminent domain proceeding of any parcel included in the Owned Real Property.
(e)    Neither the Owned Real Property nor, to the Knowledge of the Seller, the Terminal is subject to any rights of first refusal, first offer or first opportunity, options to purchase or other similar preferential rights.
(f)    Except for (i) Liens disclosed on the title insurance commitment with respect to the Owned Real Property, a copy of which the Buyer has delivered to the Seller, (ii) Permitted Liens, (iii) Liens recorded in the applicable public records and (iv) the Leases on Schedule 4.12(c), to the Knowledge of the Seller there are no other Liens that encumber the Owned Real Property.
4.13    Personal Property. Each of the Company and the Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of the tangible personal property used in connection with and material to the operation of their respective businesses, free and clear of all Liens other than Permitted Liens. Neither Seller nor any of its Affiliates (other than the Company and the Subsidiaries) own any of the tangible personal property and fixtures located at the Owned Real Property. No Person (other than, with respect to the Jointly Owned Assets, the Buyer) has a right to use any of the material tangible personal property owned or leased by the Company or a Subsidiary.
4.14    Intellectual Property.
(a)    Schedule 4.14(a) sets forth a complete and correct list of all the following Owned Intellectual Property: (i) Patents; (ii) registered Copyrights and applications therefor; (iii) registered Trademarks, material unregistered Trademarks, and applications for registration of Trademarks; and (iv) Domain Name registrations.

(b)    To the Knowledge of the Seller, as of the Closing Date, the operation of the Mt. Holly Facility in the Ordinary Course of Business does not infringe or misappropriate any Intellectual Property rights of any Person. To the Knowledge of the Seller, immediately following the Closing, assuming the Mt. Holly Facility is operated consistent with the operation thereof prior to the Closing, the continued operation of the Mt. Holly Facility (without the use of any Excluded Patent and without the use of any Licensed Software unless the Buyer has secured ongoing rights to use such Licensed Software following the Closing pursuant to Section 7.19(b)) will not infringe or misappropriate any Intellectual Property rights of any Person (other than any such infringement or misappropriation that may have existed prior to Closing that was not within the Knowledge of the Seller).
(c)    Schedule 4.14(c) sets forth a complete and correct list of process Patents, other than the Excluded Patents, owned or held by the Seller or its Affiliates (other than Company and the Subsidiaries) which are currently used by the Company and either of the Subsidiaries in the conduct of their respective businesses.
(d)    Except as set forth on Schedule 4.14(d), no Proceeding is pending or, to the Knowledge of the Seller, threatened, that (i) challenges the rights (including any right to use granted in any license) of the Company or a Subsidiary in respect of any Intellectual Property or the scope of Intellectual Property or (ii) asserts that the operation of the respective businesses of the Company or either of the Subsidiaries is or was infringing or otherwise in violation of any Intellectual Property, or is required to pay any material royalty, license fee, charge or other amount with regard to any Intellectual Property.
(e)    Schedule 4.14(e) sets forth a list of Seller’s Owned Software and Licensed Software necessary and material to the operation of the Mt. Holly Facility. The Company and the Subsidiaries have the valid right to use Seller’s Owned Software and, prior to the Closing and subject to the terms of the applicable Contract for the Licensed Software, the Licensed Software. The use of the Licensed Software by the Company and the Subsidiaries prior to the Closing, including with respect to the operation of the Mt. Holly Facility, has not violated the terms of the applicable Contract for any of the Licensed Software.
(f)    The Seller owns or has the right to grant to the Buyer and the Company the License to the Included Seller’s Owned Software as contemplated by Section 7.19.
4.15    Material Contracts.
(a)    Schedule 4.15(a) reasonably identifies each Contract to which the Company or a Subsidiary is a party (excluding Intercompany Agreements), (i) providing for the employment of any Person (excluding at will employees and independent contractors), (ii) containing covenants limiting the freedom of the Company or a Subsidiary to compete in any line of business or with any Person or in any geographic area or market or not to solicit or hire any Person, (iii) concerning the grant or receipt of a license, the assignment, or obligation to assign, any title, in whole or in part, solely or jointly or the use of or restricting the use of any Owned Intellectual Property (other than Computer Software) or other Intellectual Property (other than Computer Software), (iv) with any director, manager, officer or employee of the Company or a Subsidiary, (v) providing for a commitment to the future or ongoing purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise or equipment (including computer hardware or software or other property or services) in excess of $250,000, (vi) granting to any Person a first‑refusal, first‑offer or similar preferential right to purchase or acquire any right, asset or property of the Company or a Subsidiary, (vii) pertaining to the lease of real or personal property with payments in excess of $250,000 annually, (viii) containing a “most favored nation” pricing agreement, (ix) other than with respect to the Subsidiaries, involving a joint venture or partnership, or (x) granting a power of attorney to any Person (the Contracts described in clauses (i)-(x) are each, a “Material Contract” and collectively, the “Material Contracts”).
(b)    The Company has provided to the Buyer true and complete copies of each Material Contract requested by the Buyer in writing or by electronic mail, as amended through the date of this Agreement. None of the Company or the Subsidiaries nor, to the Knowledge of the Seller, any counterparty thereto is in material default under or in material violation of any Material Contract. To the Knowledge of the Seller, each Material Contract to which the Company or a Subsidiary is a party is a valid, binding and enforceable obligation of the Company or such Subsidiary. The Seller has provided to the Buyer all material information that, to the Knowledge of the Seller, is relevant to unresolved disputes relating to the Terminal Documents and the Terminal.
(c)    Except as set forth on Schedule 4.15(c), there are no Contracts to which the Company or a Subsidiary is a party that do not relate solely to the Mt. Holly Facility, the Mt. Holly Assets or Mt. Holly Commerce Park.
4.16    Insurance. Schedule 4.16(a) sets forth a true and complete list of all insurance policies to which the Company or a Subsidiary is a party, named insured or otherwise the beneficiary of coverage, or under which the Company, a Subsidiary or any director or officer of the Company or a Subsidiary is or has been a party, an insured or otherwise the beneficiary of coverage as of the date of this Agreement. To the Knowledge of the Seller, except as set forth on Schedule 4.16(b), with respect to each policy listed on Schedule 4.16(a), (i) the policy is valid and enforceable and in full force and effect, (ii) all premiums have been paid when due and all obligations of the insured thereunder have been performed, (iii) there is no material breach or material default by the Seller, the Company or a Subsidiary, and, to the Knowledge of the Seller, no event has occurred that, with notice or the lapse of time, would constitute a material breach or material default or permit termination, modification or acceleration under the policy, (iv) the execution of this Agreement and the Ancillary Agreements will not result in (A) a material breach or material default or permit any termination, modification or acceleration under the policy or (B) where the Company or a Subsidiary is not the party to such policy, the Company or a Subsidiary, as applicable, no longer being an insured thereunder or otherwise being a beneficiary of such coverage with respect to occurrences prior to the Closing (for “occurrence-

based” policies) or claims made prior to the Closing (for “claims-made” policies) and (v) no party to the policy has repudiated any provision thereof. No notice of cancellation or termination or non-renewal has been received with respect to any such policy. To the Knowledge of the Seller, the insurance maintained by the Company and the Subsidiaries is sufficient to comply with all applicable Laws and Contracts to which the Company and the Subsidiaries are a party or by which any of them are bound.
4.17    Litigation and Orders.
(a)    Except as set forth on Schedule 4.17, there are no Proceedings (i) pending against the Company or (ii) to the Knowledge of the Seller, pending against either of the Subsidiaries or threatened against the Company or either of the Subsidiaries. To the Knowledge of the Seller, no event has occurred or circumstances exist that would reasonably be expected to give rise to or serve as a basis for the commencement of any Proceeding against the Company or either of the Subsidiaries. To the Knowledge of the Seller, there are no Proceedings pending or threatened that (A) question the legality, validity or enforceability of this Agreement, the Ancillary Agreements or any of the Transactions, (B) could, individually or in the aggregate, reasonably be expected to materially impair the ability of the Seller to perform on a timely basis its obligations under this Agreement or the Ancillary Agreements or (C) would give any Person the right to enjoin or rescind the Transactions or otherwise prevent the Seller from complying with the terms of this Agreement. None of the items set forth on Schedule 4.17, if adversely determined, could reasonably be expected to have a Material Adverse Effect. This Section 4.17(a) shall not apply to Taxes (which are the subject of Section 4.11), Intellectual Property (which is the subject of Section 4.14), Employee Plans (which are the subject of Section 4.21) and Environmental Laws (which are the subject of Section 4.22).
(b)    Except as set forth on Schedule 4.17, (i) there are no Orders to which the Company, or, to the Knowledge of the Seller, either of the Subsidiaries is subject, (ii) the Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company or a Subsidiary or to the Shares and (iii) to the Knowledge of the Seller, no officer, director, manager, agent, consultant or employee of the Company or a Subsidiary is subject to any Order that prohibits such officer, director, manager, agent, consultant or employee from engaging in or continuing any conduct, activity or practice relating to the respective businesses of the Company and the Subsidiaries. None of the Seller, the Company or the Subsidiaries have received any notice from any Governmental Authority regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any Order to which the Company or a Subsidiary, or any of the assets owned or used by the Company or a Subsidiary, is or has been subject. To the Knowledge of the Seller, there is no Order that would give any Person the right to enjoin or rescind the Transactions or otherwise prevent the Seller from complying with the terms of this Agreement. This Section 4.17(b) shall not apply to Environmental Laws (which are the subject of Section 4.22).

4.18    Compliance with Laws. To the Knowledge of the Seller, each of the Company and the Subsidiaries is in compliance in all material respects with all applicable Laws. None of the Company or the Subsidiaries have received any notice from any Governmental Authority regarding (a) any actual or alleged violation of, or failure to comply with, or Liability under any applicable Law. This Section 4.18 shall not apply to Taxes (which are the subject of Section 4.11), Employee Plans (which are the subject of Section 4.21) and Environmental Laws (which are the subject of Section 4.22).
4.19    Permits. Schedule 4.19 sets forth a true and complete list and description of all Permits held by the Company and the Subsidiaries. To the Knowledge of the Seller, except as set forth on Schedule 4.22(d)(i) and Schedule 4.22(d)(ii) relating to compliance with environmental permits, each of the Company and the Subsidiaries is in material compliance with the terms of such Permits, and there is no pending or threatened termination, suspension, withdrawal or revocation of any of such Permits. To the Knowledge of the Seller, except for the Permits set forth on Schedule 4.19, there are no Permits required for the operation of the Mt. Holly Facility in the Ordinary Course of Business.
4.20    Labor Matters.
(a)    Schedule 4.20(a)(i)(A) sets forth as of the date set forth thereon a list of all employees of the Company and the Subsidiaries, their respective positions, locations, exempt or non-exempt status and the rates of all regular compensation payable to each such Person in any and all capacities. Schedule 4.20(a)(i)(B) sets forth a list, as of the date set forth thereon, of independent contractors engaged with respect to the Company and the Subsidiaries, their respective positions, locations, and the rates of all amounts payable by the Company or the Subsidiaries in respect of each such Person in any and all capacities. Except as set forth on Schedule 4.20(a)(ii), the employees of the Company and the Subsidiaries are “at will,” and none of the Company or the Subsidiaries employ any employee or independent contractor who cannot be dismissed immediately, whether currently or immediately after the Transactions, without notice and without further material Liability to the Company or a Subsidiary, as applicable.
(b)    The Company and the Subsidiaries are not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security benefits or other material benefits or material obligations for employees (other than routine payments to be made in the Ordinary Course of Business and consistently with past practice). Except as set forth on Schedule 4.20(b), there are no pending claims made against the Company or a Subsidiary under any workers’ compensation plan or policy or for long-term disability.
(c)    Except as set forth on Schedule 4.20(c), none of the Seller, the Company or the Subsidiaries have received within the past year any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or a Subsidiary and, to the Knowledge of the Seller, no such investigation is in progress.

4.21    Employee Benefit Plans.
(a)    Schedule 4.21(a)(i) sets forth a complete list of each material Employee Plan. Schedule 4.21(a)(ii) sets forth a complete list of all material Employee Plans sponsored or maintained by either of the Company or the Subsidiaries.
(b)    The Seller has made available to the Buyer true, correct and complete copies of the following materials with respect to each material Employee Plan: (i) all plan documents or, in the case of an unwritten Employee Plan, a written description of such Employee Plan; (ii) the most recent determination letters from the IRS; (iii) all summary plan descriptions, summaries of material modifications, annual reports and summary annual reports; and (iv) the three most recently filed Form 5500 Annual Reports and (v) all insurance policies and administration agreements related to workers compensation for which the Buyer is entitled to exercise any rights granted to the Buyer under Section 7.18. In addition, the Seller has made available to the Buyer true, correct and complete copies of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any employee of the Company or a Subsidiary.
(c)    Each Employee Plan has been maintained, operated and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws. There have been no prohibited transactions or material breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any material Liability or material excise Tax under ERISA or the Code being imposed on the Company or a Subsidiary.
(d)    Each Employee Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust created under an Employee Plan has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code. To the Knowledge of the Seller, nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.
(e)    With respect to each group health plan benefiting any current or former employee of the Company that is subject to Section 4980B of the Code, the Company has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(f)    No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).
(g)    To the Knowledge of the Seller, all contributions, transfers and payments in respect of any material Employee Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.
(h)    Except as set forth on Schedule 4.21(h), there is no pending or, to the Knowledge of the Seller, threatened Proceeding before any Governmental Authority with respect to any Employee Plan (including the Predecessor Plans) (other than routine claims for benefits) that could reasonably be anticipated to result in any material Liability in respect of any such Employee Plan. To the Knowledge of the Seller, no event has occurred or circumstances exist that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Seller (i) has prepared in good faith and timely filed all requisite governmental reports for the Predecessor Plans (which, to the Knowledge of the Seller, were true, correct and complete as of the date(s) filed) and (ii) has properly and timely submitted all required summary plan descriptions, notices and reports to employees.
(i)    Except as set forth on Schedule 4.21(i), no Employee Plan provides material benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) death or retirement benefits under any qualified Employee Plan that is intended to be qualified under Section 401(a) of the Code.
(j)    Except as set forth on Schedule 4.21(j), each Employee Plan and any other payment or arrangement for which the Company or a Subsidiary has Liability that is subject to Section 409A of the Code is in material documentary compliance with and has been operated in material compliance with Section 409A of the Code. None of the Company or the Subsidiaries have any obligation to any Person to cause any Employee Plan to comply with Section 409A of the Code or to provide any “gross-up” or similar payment to any Person in the event any such Employee Plan fails to comply with Section 409A of the Code.
(k)    The execution and performance of this Agreement and the Ancillary Agreements will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company or a Subsidiary to any current or former officer, employee, director, manager or consultant (or dependents of such Persons) or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former officer, employee, director, manager or consultant (or dependents of such Persons) of the Company or a Subsidiary.
(l)    To the Knowledge of the Seller, prior to June 16, 1998, the Seller has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other Person. On and after June 16, 1998, the Seller has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other Person.

(m)    All payments required to be made prior to the Closing with respect to workers’ compensation arrangements of the Company and the Subsidiaries have been made.
(n)    Schedule 4.21(n) sets forth a list of all employees of the Company or the Subsidiaries, as of the date hereof, who are receiving short-term disability or long-term disability benefits under any Employee Plan or who are otherwise on leave or inactive service for the Company or either of the Subsidiaries.
(o)    Schedule 4.21(o)(i) sets forth a list of all Former Mt. Holly Employees who have an accrued benefit under the Predecessor Plans. Schedule 4.21(o)(ii) sets forth a list of all Former Mt. Holly Employees who are eligible to receive post-retirement welfare benefits from the Seller or the Company under (i) any Employee Plan effective as of June 16, 1998 or later and (ii) to the Knowledge of the Seller, any Employee Plan effective prior to June 16, 1998.
4.22    Environmental.
(a)    Except as set forth on Schedule 4.22(a), to the Knowledge of the Seller, (i) none of the Company or the Subsidiaries have installed, used or operated any, and there are no, underground tanks and related pipes, pumps and other ancillary facilities regardless of their use or purpose whether active or abandoned at the Owned Real Property and (ii) any such underground tanks and related pipes, pumps and other ancillary facilities that are at the Owned Real Property are in good condition and repair, have not leaked and are in compliance with all current requirements under any Environmental Law.
(b)    Except as set forth on Schedule 4.22(b), to the Knowledge of the Seller, (i) each of the Company and the Subsidiaries is presently and for the past five years has been, in material compliance with all Environmental Laws applicable to the Owned Real Property, formerly owned, leased or operated locations of the business, or to the business operations of the Company and the Subsidiaries, and (ii) there exist no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that would be reasonably likely to form the basis for any liability of any kind pursuant to any Environmental Law.
(c)    Except as set forth on Schedule 4.22(c), none of the Seller, the Company or the Subsidiaries have, during the past five years, received written notice from any Governmental Authority regarding any actual or alleged violation of or liability under Environmental Laws applicable to the Company or a Subsidiary’s operations or the Owned Real Property which remain uncured or unresolved.
(d)    Except as set forth on Schedule 4.22(d)(i), to the Knowledge of the Seller, each of the Company and its Subsidiaries are, and for the five years preceding the Closing Date have been, in material compliance with all permits, licenses and authorizations required under Environmental Laws for its operation at and occupancy of the Owned Real Property, the business and the Mt. Holly Assets (“Environmental Permits”). Except as set forth on Schedule 4.22(d)(ii), no Proceeding is pending or, to the Knowledge of the Seller, threatened to revoke, modify or terminate any Environmental Permit required under Environmental Laws for the operations of the Company or a Subsidiary at or the occupancy of the Owned Real Property.
(e)    None of the Company or the Subsidiaries are a party to or subject to (i) any outstanding Order, consent decree or administrative order from any Governmental Authority pursuant to any Environmental Law or (ii) any Contract with any Governmental Authority or Person respecting (A) Environmental Laws, (B) remedial action or (C) any Release or threatened Release of a Hazardous Material.
(f)    Except as set forth on Schedule 4.22(f), to the Knowledge of the Seller, none of the Company or the Subsidiaries have generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at or upon the Owned Real Property or any real property formerly owned, leased or operated by the Company or the Subsidiaries, except in a manner that would not reasonably be expected to result in a Liability under, and in compliance with, all applicable Environmental Laws.
(g)    Except as set forth on Schedule 4.22(g), to the Knowledge of the Seller, (i) there has been no Release or Threat of Release of any Hazardous Material at or in the vicinity of the Owned Real Property or from the respective businesses of the Company and the Subsidiaries that requires or would be reasonably likely to require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law, and (ii) there has been no Release or Threat of Release, of any Hazardous Material at or in the vicinity of property formerly owned or leased by the Company or a Subsidiary that requires or would be reasonably likely to require reporting, investigation, assessment, cleanup, remediation or any other type of response action by the Company or a Subsidiary pursuant to any Environmental Law.
(h)    Except for any such matter which has been resolved or is set forth on Schedule 4.22(h), none of the Company or the Subsidiaries have (i) entered into or been subject to any consent decree, compliance order or administrative order with respect to the Owned Real Property or formerly owned, leased or operated property or any facilities or operations thereon, (ii) received notice under the citizen suit provisions of any Environmental Law, (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any Environmental Condition or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to any Environmental Law.
(i)    None of the Company or the Subsidiaries have assumed, undertaken, agreed to indemnify for, or otherwise become subject to, any liability of any other Person relating to or arising from any Environmental Law.

(j)    The Seller has delivered, or caused to be delivered or made available or provided the opportunity for access at the Mt. Holly Facility, to the Buyer, upon Buyer’s reasonable request for same, copies of all material documents, records and information in the Seller’s, the Company’s or a Subsidiary’s possession or control concerning Environmental Conditions, including previously conducted environmental audits and documents regarding any Release or disposal of Hazardous Materials at, upon or from the Owned Real Property or formerly owned or leased property, spill control plans and environmental agency reports and correspondence.
4.23    Certain Payments. None of the Seller, the Company or the Subsidiaries, and, to the Knowledge of the Seller, no director, manager, officer, employee or other Person associated with or acting on behalf of any of them, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, (a) to obtain favorable treatment in securing business for the Company or a Subsidiary, (b) to pay for favorable treatment for business secured by the Company or a Subsidiary, (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or a Subsidiary or (d) in violation of any Law.
4.24    Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Company, either of the Subsidiaries or the Seller in connection with the negotiations relating to the Transactions, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any Contract made by or on behalf of the Company, either of the Subsidiaries or the Seller.
4.25    Employee Retention Payments. No employee or independent contractor of the Company, either of the Subsidiaries or any other Person will be entitled to any retention payment or other similar compensation or payment from the Company or either of the Subsidiaries as a result of, or in connection with, the consummation of the Transactions.
4.26    No Other Warranties or Representations. THE BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE SHARES ARE BEING SOLD ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS. THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EXCEPT AS SET FORTH IN THIS ARTICLE 4. BUYER HAS INSPECTED, HAS HAD AN OPPORTUNITY AND WILL CONTINUE TO HAVE THE OPPORTUNITY TO INSPECT THE MT. HOLLY FACILITY AND THE OPERATIONS OF THE RESPECTIVE BUSINESSES OF THE COMPANY AND THE SUBSIDIARIES AND IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM THE SELLER, ITS AGENTS OR REPRESENTATIVES, AS TO ANY MATTERS CONCERNING THE SAME EXCEPT AS PROVIDED IN THIS AGREEMENT. NOTHING HEREIN CONTAINED IS INTENDED TO CREATE ANY THIRD PARTY BENEFICIARY RIGHTS, EXCEPT AS SET FORTH IN ARTICLE 10.
ARTICLE 5:     REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:
5.1    Existence and Good Standing. The Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware.
5.2    Power. The Buyer has the corporate power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements.
5.3    Validity and Enforceability. This Agreement and each of the Ancillary Agreements have been duly authorized, executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Seller, represent the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms.
5.4    No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Buyer of its obligations hereunder or thereunder, will violate or conflict with the Buyer’s certificate of formation or limited liability company agreement or any Law or Order applicable to the Buyer.
5.5    Consents. Except as required under the HSR Act, no consent, approval or authorization of any Person or Governmental Authority is required in connection with the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements or the consummation of the Transactions.
5.6    Investment Intention. The Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution of such Shares. The Buyer understands that the Shares have not been registered under the Securities Act of 1933 and cannot be sold unless subsequently registered under the Securities Act of 1933 or an exemption from such registration is available.
5.7    Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Buyer in connection with the negotiations relating to the Transactions, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any Contract made by or on behalf of the Buyer.
5.8    Proceedings. To the Knowledge of the Buyer, there are no Proceedings pending or threatened against the Buyer which seek to restrain, prohibit or invalidate the Transactions.
5.9    Availability of Funds. The Buyer will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.
ARTICLE 6:     TAX MATTERS
6.1    Straddle Period.
(a)    The Seller will (i) prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns of the Company and Subsidiaries for all Tax periods which end on or prior to the Closing Date and which are filed after the Closing Date, and (ii) pay all

Taxes of the Company and Subsidiaries with respect to such Tax periods, except for any Taxes attributable to the Buyer’s 49.667% interest in a Subsidiary, or will reimburse Buyer within 20 days after the later of payment by the Buyer of such Taxes and the Buyer’s written notification to the Seller of such payment. In connection with the preparation of Tax Returns described in clause (i) above, other than federal, state and local income Tax Returns as to which the Company joins in a Tax Return with the Seller or its Affiliates, (A) the Buyer shall be afforded a reasonable amount of time to review and comment on such Tax Returns prior to filing, (B) the Buyer and the Seller shall consult in good faith regarding the preparation of such Tax Returns, and (C) the Seller shall incorporate in good faith any comments of the Buyer or its tax advisors with respect to such Tax Returns.
(b)    With the cooperation of the Seller, the Buyer will prepare (or cause to be prepared), and will file (or cause to be filed) all Tax Returns of the Company and Subsidiaries for Tax periods which end after the Closing Date. For purposes of this Agreement, the portion of Income Tax, with respect to the income, property or operations of the Company or a Subsidiary that are attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 6.1(b). The portion of such Income Tax attributable to the Pre-Closing Straddle Period will be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date and all transfers of Excluded Assets were completed on or before the Closing Date. The portion of Income Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner. To the extent that any Income Tax for a Straddle Period is based on the greater of an Income Tax on net income, on the one hand, and an Income Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Income Tax related to the Pre-Closing Straddle Period and the Post-Closing Straddle Period will be determined based on the foregoing and based on the manner in which the actual Income Tax liability for the entire Straddle Period is determined. In the case of an Income Tax that is (i) paid for the privilege of doing business during a period (a “Privilege Period”) and (ii) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” shall mean such accounting period and not such Privilege Period. The portion of any refunds or credits relating to a Tax period that begins before and ends after the Closing Date will be determined as though the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with the practice of the Seller, the Company, and the Subsidiaries utilized for Tax periods prior to any Straddle Period.
(c)    Except as otherwise provided herein, the Buyer will be responsible for payment of and will indemnify and hold harmless the Seller and any of its Affiliates from and against (i) all Tax Liabilities of the Company and Subsidiaries for any Post-Closing Straddle Period and for any Tax period that begins and ends after the Closing Date, (ii) any Loss attributable to any breach by the Buyer or any of their Affiliates of any covenant or agreement contained in this Article 6, (iii) any additional Tax Liability of the Seller resulting from any transaction, other than any transaction or election contemplated by this Agreement, engaged in by the Company and Subsidiaries not in the Ordinary Course of Business occurring on the Closing Date after the Buyer’s purchase of the Shares and (iv) all reasonable legal, accounting, appraisal, consulting or similar fees and expenses of the Seller and any of their Affiliates in contesting any Tax Liability for which the Buyer is solely liable under this Article 6. Notwithstanding anything to the contrary in the foregoing, the Buyer and the Seller shall equitably share all reasonable legal, accounting, appraisal, consulting or similar fees and expenses of the Buyer, the Seller and any of their respective Affiliates in contesting any Tax Liability with respect to a Straddle Period.
(d)    Any Tax refunds that are received by the Buyer or its Affiliates after the Closing, and any amounts credited or offset against Taxes of the Buyer or its Affiliates after the Closing that are actually realized by such Persons, that in each case relate to Pre-Closing Tax Periods of the Company and the Company’s 50.333% interest in the Subsidiaries will be for the account of the Seller. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company and Subsidiaries for any Post-Closing Tax Period will be for the account of the Buyer. The amount or economic benefit of any refunds, credits or offsets of Taxes related to the Company and Subsidiaries for any taxable period that includes but does not end on the Closing Date will be equitably apportioned between the Seller and the Buyer within the later of forty-five (45) days of the Closing Date or the receipt of such refund, credit or offset.
(e)    All Tax Returns related to Straddle Periods will be prepared in accordance with the methodology used by the Seller in prior taxable years. The Buyer and the Seller will each provide the other with such assistance as may be reasonably requested (including making employees reasonably available to provide information or testimony) in connection with the preparation of any Tax Return or the determination of Liability for Taxes with respect to the Company and Subsidiaries (including those Liabilities as may arise pursuant to this Article 6 relating to any audits, disputes, administration, judicial or other Proceeding relating to Taxes). The Buyer and the Seller will, and will cause their respective Affiliates to, cooperate with each other in preparing, pursuing and complying with any claims for refunds or credits of Taxes (including refunds and refundable grants in lieu of credits) related to the Company and Subsidiaries. The Buyer and the Seller will, and will cause their respective Affiliates to, retain until the expiration of the applicable statute of limitations all Tax Returns, schedules, work papers, accounting records and other records that are owned by such Person immediately after the Closing Date and that relate to the Company and Subsidiaries; after the end of such period, before disposing of any such Tax Returns, schedules, work papers or other records, each will give notice to such effect to the other, and will give the other, at the other’s cost and expense, a reasonable opportunity to remove and retain all or any part of such Tax Returns, schedules, work papers or other records as the other may select.
(f)    If any Taxing Authority informs the Buyer or the Seller of any notice of a proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the other Party may incur Liability hereunder, the Party so informed will promptly notify the other Party of such matter. Such notice will contain factual information (to the extent known) describing any asserted Tax Liability in reasonable detail and will be accompanied by copies of any notice or other documents received from any Taxing Authority with respect to such matter. If a Party has knowledge of an asserted Tax Liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to provide the indemnifying Party notice within ten (10) business days of the assertion of such Tax Liability, (i) if the indemnifying Party is precluded from contesting the asserted Tax Liability in any forum as a result of the failure to give ten (10) business days notice and could have asserted in good faith that the Tax Liability should be reduced, the indemnifying Party will have no obligation to indemnify the indemnified Party for the amount of such reduction, and (ii) if the indemnifying Party is not precluded from contesting the asserted Tax Liability in any forum, but such failure to provide notice within ten (10) business days results in a monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay pursuant to this Agreement will be reduced by the amount of such detriment.
(g)    Any audits, disputes, administrative, judicial or other Proceedings related to Taxes with respect to which either Party may incur liability hereunder shall be controlled as provided in Section 6.4.
6.2    Transfer Taxes. Except as otherwise provided herein, each of the Buyer and the Seller shall be responsible for one-half of any and all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on the Buyer, the Seller, the Company or a Subsidiary in connection with this Agreement and the Ancillary Agreements (“Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law. Each of the Buyer and the Seller shall after consultation in good faith with the other party, (a) prepare all Tax Returns required to be filed by it in respect of Transfer Taxes and (b) cause all such Tax Returns to be timely and properly filed. Notwithstanding the foregoing, the Seller shall be solely responsible for any and all Transfer Taxes associated with transfer of the Excluded Assets pursuant to Section 7.16 and any related Tax Returns.
6.3    Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial Proceedings relating to the Tax liabilities imposed on the Buyer, the Company, a Subsidiary or any other member of the Century Group, on the one hand, and the Seller, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. The Seller shall deliver within 15 days of the Buyer’s request therefor any information required to be reported by the Buyer or the Company pursuant to Section 6043A of the Code.
6.4    Certain Controversies. If there is any inquiry, assessment, Proceeding or other similar event relating to or including any Pre-Closing Tax Period or Straddle Period (a “Tax Matter”) that relates solely to federal, state and local income Tax Returns for Pre-Closing Periods as to which the Company joins in a Tax Return with the Seller or its Affiliates, the parties anticipate that the relevant Tax Authority will initially contact and will expect to deal with Seller and its Affiliates. In such matters, the Seller and its Affiliates shall have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter, but shall keep Buyer reasonably informed of any developments that may affect Taxes due for Post-Closing Tax Periods. With respect to any other Tax Matter, the parties expect that the relevant Tax Authority will initially contact and will expect to deal with the Company and the Buyer, and (except as otherwise provided in this Section 6.4) the Company and the Buyer shall have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. For any Tax Matter that would be controlled by Buyer under the preceding sentence, to the extent the Seller would be required to indemnify a Buyer Indemnitee pursuant to Section 10.1 of this Agreement with respect to such Tax Matter, then (a) the Seller shall have the right (but not the duty) to control the defense as it relates to Pre-Closing Periods for which the Seller acknowledges its liability, it being understood that the requirements and procedures of the Tax Authority may make it necessary to exercise such control indirectly to the extent such Taxing Authority wishes to communicate through the Company and/or the Buyer; (b) to the extent Seller is controlling such defense, (i) Buyer and the Company shall have the right to participate in the defense of such Tax Matter at their own expense; (ii) Seller shall keep Buyer reasonably informed of the progress of such defense; (iii) Seller shall consult in good faith with Buyer about the conduct of such defense, including providing Buyer with copies of all communications with the Tax Authority, providing Buyer with a reasonable opportunity to comment on any proposed communications with the Taxing Authority, and considering in good faith Buyer's suggestions; (c) neither Party shall enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of the other Party without the prior written consent of that Party, which consent shall not be unreasonably conditioned, withheld or delayed; and (d) the Parties shall cooperate with each other in such Tax Matter, including making personnel and records reasonably available to the controlling Party.
6.5    Tax Sharing Agreements. On or prior to the Closing Date, the Seller shall terminate, or cause to be terminated, all Tax sharing agreements or similar provisions under which the Company or a Subsidiary could be required to make payments with respect to any consolidated, combined, unitary or other group Tax Return, or with respect to Taxes payable by any other Person that is an Affiliate of the Seller.

6.6    Section 338(h)(10) Election.
(a)    For 120 days following the Closing (the “Section 338(h)(10) Election Period”), the Buyer shall have the right, exercisable by delivery to Seller of a written notice to that effect (a ”Section 338(h)(10) Election Notice”), to cause the Buyer and the Seller to join in the filing of a Section 338(h)(10) election for the sale hereunder for federal income Tax purposes (and for any similar election under state or local income Tax purposes) (collectively, the “Section 338(h)(10) Election”).
(b)    If the Buyer delivers a Section 338(h)(10) Election Notice, the Seller will cooperate in a timely fashion with the preparation and filing of all forms and documents reasonably requested by the Buyer in connection with the Section 338(h)(10) Election. Without limiting the generality of the forgoing, if the Buyer delivers a Section 338(h)(10) Election Notice, the Seller shall execute (or cause to be executed) and deliver to the Buyer such documents or forms as the Buyer may prepare that are reasonably requested to complete properly the Section 338(h)(10) Election not more than 30 days following the date a Section 338(h)(10) Election Notice is delivered to Seller. If the Buyer delivers a Section 338(h)(10) Election Notice, the Buyer and the Seller shall file, and shall cause their respective Affiliates to file, all Tax Returns in connection therewith in a manner consistent with the Section 338(h)(10) Election and shall take no position contrary thereto unless required to do so by applicable Law.
(c)    If the Buyer delivers a Section 338(h)(10) Election Notice, the Buyer shall reimburse the Seller for any additional Taxes for which the Seller is liable solely as a result of the Section 338(h)(10) Election and for which the Seller would not otherwise be liable as a result of or pursuant to this Agreement, provided such reimbursement obligation shall in no event exceed $200,000. The Parties shall work together and consult with each other in good faith in order to determine the amount of any such additional Taxes of the Seller within 15 days after the Buyer delivers the Section 338(h)(10) Allocation Statement. If the Buyer delivers a Section 338(h)(10) Election Notice, the Buyer’s obligation to reimburse Seller for any Taxes which are attributable to the Section 338(h)(10) Election shall survive until the expiration of the applicable statute of limitations related to such Taxes.
6.7    Allocation of Purchase Price.
(a)    Not later than the 90th day following the date on which the Buyer delivers a Section 338(h)(10) Election Notice, the Buyer shall prepare and deliver to the Seller a statement (the “Section 338(h)(10) Allocation Statement”) allocating the aggregate deemed sales price (as such term is defined in Treasury Regulations Section 1.338-4) of the assets of the Company and the Subsidiaries in accordance with the Treasury Regulations promulgated under Section 338(h)(10) of the Code.
(b)    The Section 338(h)(10) Allocation Statement and the allocations therein shall become final and binding upon the Buyer and the Seller on the 30th day following the Buyer’s delivery thereof to the Seller unless the Seller gives written notice to the

Buyer prior to such date that the allocation of one or more items reflected in the Section 338(h)(10) Allocation Statement is not a reasonable allocation (the “Allocation Objection Notice”). The Allocation Objection Notice shall specify in reasonable detail why any item reflected in the Section 338(h)(10) Allocation Statement is not reasonable and include all supporting schedules, analyses, working papers and other documentation. If an Allocation Objection Notice complying with the preceding sentence is given by the Seller in a timely manner, then the Section 338(h)(10) Allocation Statement (as revised in accordance with this Section 6.7(b)) shall become final, binding and non-appealable upon the earlier of (i) the date on which the Buyer and the Seller resolve in writing any disputes with respect to the matters specified in the Allocation Objection Notice, or (ii) the date on which any such disputes are finally resolved in writing by the Accounting Firm. During the 30-day period following the delivery of an Allocation Objection Notice in compliance with this paragraph, the Buyer and the Seller shall seek in good faith to resolve any disputes with respect to the matters specified in the Allocation Objection Notice. If, at the end of such 30-day period, the Buyer and the Seller have not resolved such disputes, the Buyer and the Seller shall submit to the Accounting Firm for review and resolution of any and all matters that remain in dispute. The Buyer and the Seller shall use their respective good faith efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 60 days following the submission of such matters to the Accounting Firm. The Accounting Firm shall (A) allow the Buyer and the Seller to submit written presentations and supporting evidence regarding their respective positions, copies of which shall be delivered to the other Party, (B) upon the request of either the Buyer or the Seller, schedule and conduct a hearing wherein each Party may present its positions and address appropriate questions from the Accounting Firm or the other Party regarding any issue to be addressed by the Accounting Firm, (C) include reasons for each relevant determination in its written statement, (D) review only, and base the resolution of the allocations in dispute solely on, the submissions by the Buyer and the Seller and (E) not perform an independent review or audit of financial information, unless so requested in writing by the Buyer and the Seller. The Accounting Firm shall address only the allocations in dispute, any allocation directly impacted thereto and any adjustment required by Law resulting from the resolution of the disputed allocations, and any resolution of a disputed allocation by the Accounting Firm shall not be outside the range for such allocation created by the submissions of the Buyer and the Seller. The Accounting Firm’s determination shall be set forth in a written statement delivered to the Parties and shall be final, binding and non-appealable. All fees and expenses of the Accounting Firm shall be borne by the Buyer and the Seller in inverse proportion as each may prevail on the value of (and not the quantity of) matters resolved by the Accounting Firm, which inverse proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.
(c)    For purposes of complying with the terms set forth in this Section 6.7, each Party shall cooperate with and make available to the other Party and its employees, agents, actuaries and representatives all information, records, data and working papers and, upon reasonable notice and subject to the applicable Party’s reasonable safety and security policies and procedures, shall permit access to its facilities, employees, agents, actuaries and representatives, in each case as may be reasonably requested in connection with the preparation and analysis of the Section 338(h)(10) Allocation Statement and the resolution of any disputes with respect thereto.
(d)    If the Buyer delivers a Section 338(h)(10) Election Notice, the Buyer and the Seller agree to act in accordance with the Section 338(h)(10) Allocation Statement (as finally determined in accordance with Section 6.7(b)) in the preparation, filing and audit of any Tax Return.
6.8    Section 754 Election. The Seller shall, and shall cause the Company to, properly and timely cause the Subsidiaries to each make and have in effect as of the Closing Date an election under Section 754 of the Code to the extent permitted by applicable Tax Law.
ARTICLE 7:     COVENANTS AND AGREEMENTS
7.1    Access to Information.
(a)    From the date of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to Section 9.1, after reasonable notice from the Buyer and in such a manner so as not to disrupt the normal business of the Mt. Holly Facility, the Seller shall, and shall cause each of the Company, the Subsidiaries and their respective representatives to, (i) afford the Buyer and its representatives and prospective lenders and their representatives (collectively, “Buyer’s Advisors”) reasonable access during normal business hours to the personnel, properties, facilities offices, Contracts, books and records, Permits and other documents and data of the Company and the Subsidiaries, (ii) furnish the Buyer and Buyer’s Advisors with copies of all such Contracts, books and records, Permits and other existing documents and data as the Buyer may reasonably request, (iii) furnish the Buyer and Buyer’s Advisors with such additional information as the Buyer may reasonably request, (iv) permit the Buyer to designate up to two Persons as observers, provide such observers two offices at the Mt. Holly Facility, and permit such observers to observe the activities associated with the Mt. Holly Facility, the Mt. Holly Assets, the Company and the Subsidiaries, and (v) consult with John Hoerner or his designee with respect to, and prior to making, operations decisions outside the Ordinary Course of Business. Notwithstanding anything to the contrary in the foregoing, the Seller is under no obligation to disclose to the Buyer (A) any information the disclosure of which is restricted by Law except in strict compliance with the applicable Law or (B) competitively sensitive information other than between outside counsel for purposes of the joint regulatory defense or as further agreed between the Parties.
(b)    The Buyer acknowledges that any information being provided to it or its representatives by the Seller or any of its Affiliates or representatives pursuant to or in connection with this Agreement is subject to Section 7.22 and the terms of the Confidentiality Agreement dated July 11, 2014, by and between Alcoa and Century (the “Confidentiality Agreement”). If privileged and/or attorney work product documents or information, including communications between any Party or its Affiliates and any of their respective counsel, are disclosed to any other Party pursuant to this Section 7.1, then the Buyer and the Seller hereby acknowledge and agree that (i) such disclosure is inadvertent, (ii) such disclosure will not constitute a waiver, in whole or in part, of any privilege or work product and (iii) the receiving Party will promptly return to the disclosing Party all copies of such documents or information in its possession or in the possession of its Affiliates or representatives. Additionally, each of the Buyer and the Seller agrees that it and its Affiliates will not waive the attorney-client, work product or like privilege of the other Party with respect to any of such documents or information, without the other Party’s prior written consent; provided, however, that, after the Closing, the Seller’s consent shall not be required for the Buyer to waive the attorney-client, work product or like privilege of the Company or either of the Subsidiaries (other than those constituting Excluded Assets) with respect to any of such documents or information.
7.2    Conduct of Business in Normal Course.
(a)    From the date of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to Section 9.1, the Seller shall, and shall cause the Company to, (i) generally operate the respective businesses of the Company and the Subsidiaries in the Ordinary Course of Business, including (A) funding budgeted capital expenditures, (B) complying with the Owners Agreement (including making regular deliveries of alumina to the Mt. Holly Facility) and the Management Services Agreement and (C) performing in all material respects its obligations under all Material Contracts and (ii) use commercially reasonable efforts to (A) preserve the present business organization of the Company and the Subsidiaries intact, (B) keep available the services of the present employees of the Company, (C) preserve the present operating condition and repair of the assets of the Company and the Subsidiaries as well as the relationships and goodwill with suppliers, tenants, and employees, (D) maintain the books and records of the Company and the Subsidiaries in accordance with past practice and accounting principles consistently applied, and (E) maintain all Permits necessary for the conduct of the respective businesses of the Company and the Subsidiaries. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to Section 9.1, the Seller shall cause the Company not to, without the prior written consent of the Buyer, (1) waive or release any material rights of the Company and the Subsidiaries, (2) enter into, materially amend or modify, or terminate any Contract which contemplates payments to or from the Company or a Subsidiary of $100,000 or more annually, (3) amend the certificate of incorporation or bylaws of the Company, (4) institute or settle any Proceeding, (5) materially amend or modify, or terminate, any Material Contract or (6) make any unbudgeted capital expenditure of $100,000 or more individually or $500,000 or more in the aggregate.
(b)    Notwithstanding anything to the contrary in Section 7.2(a), from the date of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to Section 9.1, the Seller shall cause the Company, in its capacity as the Operator under the Management Services Agreement, to use its commercially reasonable efforts to utilize the cast house at the Mt. Holly Facility in such a manner as to deliver to each of the Company and the Buyer the quantities of finished goods required under the Owners Agreement.
(c)    Notwithstanding anything to the contrary in this Section 7.2, nothing in this Agreement shall be construed or interpreted to prevent the Company from (i) paying or making regular or special dividends or other withdrawals or distributions of cash; (ii) making, accepting or settling Intercompany Accounts or (iii) engaging in any other transaction incident to the normal cash management procedures of the Company, the Seller and their Affiliates, including short-term investments in time-deposits, certificates of deposit and bankers’ acceptances made in the Ordinary Course of Business.
7.3    Notification of Certain Matters. Prior to the Closing (but no later than five Business Days prior to the Closing Date), the Seller shall have the one-time right to deliver to the Buyer an update or supplement to the Schedules (“Schedule Update”) to reflect any matters arising after the date of this Agreement and prior to the Closing that are necessary to be disclosed in order to make any representation or warranty of the Seller correct as though made as of the Closing (a “New Matter”). To be effective, the Schedule Update must prominently state: “THIS IS THE SCHEDULE UPDATE CONTEMPLATED BY SECTION 7.3 OF THE STOCK PURCHASE AGREEMENT.” If the New Matters, in the aggregate, would result in the condition set forth in Section 8.2(c) not being satisfied, then the Buyer may elect to terminate this Agreement, by delivery of such election to the Seller within four Business Days after the receipt by the Buyer of the Schedule Update. If the Buyer does not elect to so terminate this Agreement or, if considering the New Matters, in the aggregate, the condition set forth in Section 8.2(c) would be satisfied, then, for purposes of Section 8.2(a), the Schedules shall be deemed to be amended to include the New Matters in the manner described in the Schedule Update. The Schedule Update shall have no impact on, and shall be disregarded for purposes of, the right of any Buyer Indemnitee to indemnification under Article 10.
7.4    Exclusivity. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to Section 9.1, the Seller will not, nor will it authorize or permit any of its Affiliates or any of its and their respective directors, officers, employees, representatives, or agents to, directly or indirectly, encourage, solicit, initiate, consider, facilitate, engage in, or continue inquiries, negotiations or communications of any type with any Person concerning any merger, acquisition, sale, joint venture, transfer or any other direct or indirect disposition of the Shares or the respective businesses of the Company and the Subsidiaries other than with the Buyer and the other members of the Century Group.
7.5    Commercially Reasonable Efforts. The Buyer and the Seller shall use their respective commercially reasonable efforts to (a) take, or cause to be taken, all actions necessary or appropriate to consummate the Transactions and (b) cause the fulfillment at the earliest practicable date of all of the conditions to the obligations to consummate the Transactions. The Buyer and the Seller shall use, and the Seller shall cause the Company to use, their respective commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons, which consents, waivers, approvals and notices are required to consummate, or in connection with, the Transactions, provided that (i) the Buyer, in its capacity as a partner in Mt. Holly Aluminum Company, will control the process for obtaining all consents, waivers, approvals or notices required under or related to the Power Contract or any of the Terminal Documents (provided, that the Buyer will reasonably consult with the Seller with respect to such matters, keep the Seller reasonably informed on the progress of such matters, permit the Seller to attend any meetings with third parties with respect to such matters and provide the Seller advance copies of any material written correspondence the Buyer intends to send to third parties with respect to such matters), and (ii) the Seller and the Buyer will cooperate with respect to the process for obtaining all other consents, waivers, approvals or notices that are required. All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to the Buyer and the Seller and each Party shall, as applicable, deliver to the other Party copies of the executed counterparts of such consents, waivers and approvals promptly after receipt thereof and copies of such notices promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, no member of the Century Group (which for purposes of this sentence shall include the Company), nor the Seller, nor any of the Seller’s Affiliates shall be required to pay any amounts in connection with obtaining any consent, waiver or approval.
7.6    Preservation of Records. Subject to any retention requirements relating to the preservation of Tax records, the Buyer and the Seller agree that each of them shall (and shall cause the Company and the Subsidiaries to) preserve and keep the records held by them relating to the respective businesses of the Company and the Subsidiaries for a period of seven years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such Party. If the Buyer or the Seller wishes to destroy (or permit to be destroyed) such records after that time, such Party shall first give 90 days prior written notice to the other and such other Party will have the right at its option and expense, upon prior written notice given to such Party within that 90 day period, to take possession of the records within 180 days after the date of such notice.
7.7    Publicity. Neither the Buyer nor the Seller shall make or issue, or cause or permit to be made or issued, any public statement or announcement with respect to this Agreement or the Transactions without the prior approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. In the event, however, that a statement or announcement is required by Law or by the rules of any stock exchange on which a Party’s (or any of its Affiliate’s) securities are traded, then such Party may issue a statement or announcement limited solely to that which is required under Law or such rules. A Party making any such statement or announcement shall provide a copy thereof to the other Party for review and comment before issuing such statement or announcement; provided, however, that nothing in this Section 7.7 shall prohibit either Party from disclosing this Agreement in connection with a filing with the United States Securities and Exchange Commission of (a) a Form 8-K in connection with this Agreement or (b) periodic reports in order to timely comply with the filing requirements pursuant to the Securities Exchange Act of 1934, as amended.
7.8    HSR. If the Buyer determines in good faith and notifies the Seller that filings are required by the HSR Act with respect to any of the transactions contemplated by this Agreement,

then the Buyer and the Seller shall, as promptly as practicable thereafter, but in any event within seven days of such notice, submit all filings required by the HSR Act, and thereafter provide any supplemental information requested in connection therewith. The Buyer and the Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. The Buyer and the Seller shall request early termination of the applicable waiting period under the HSR Act. The Buyer and the Seller will promptly inform the other Party of any material communication received by such Party from any Governmental Authority in respect of any filing under the HSR Act. Each of the Parties will (a) use its respective commercially reasonable efforts to comply as expeditiously as possible with all requests of any Governmental Authority for additional information and documents, including information or documents requested under the HSR Act, and (b) not (i) extend any waiting period under the HSR Act or (ii) enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior consent of the other Party. Notwithstanding anything to the contrary in this Agreement, none of the Buyer, the Seller, the Company, the Subsidiaries or any of their respective Affiliates will be required, in connection with the matters covered by this Section 7.8, (A) to pay any amounts other than its share of the filing fees and expenses and fees of counsel, (B) to commence or defend any litigation, (C) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (D) to agree to any limitation on the operation or conduct of their respective businesses or (E) to waive any of the conditions set forth in Article 8. The fees associated with the filing under the HSR Act shall be paid one-half by the Buyer and one-half by the Seller.
7.9    Pension Obligations for Active Pension Participants.
(a)    Prior to the Closing Date, the Buyer shall take all necessary and appropriate actions to cause the Company to establish, effective as of the Pension Spinoff Date for Active Pension Participants, a defined benefit pension plan and trust qualified under section 401(a) of the Code and tax-exempt under section 501(a) of the Code (“Company’s Pension Plan”) for the benefit of all Mt. Holly Employees who have an accrued benefit under the Predecessor Plans on the Pension Spinoff Date for Active Pension Participants (“Active Pension Participants”) and the Former Mt. Holly Employees who have an accrued benefit under the Predecessor Plans on the Pension Spinoff Date for Inactive Pension Participants (“Inactive Pension Participants,” collectively with the Active Pension Participants, the “Pension Participants”). For the avoidance of doubt, a Former Mt. Holly Employee whose entire accrued benefit under the Predecessor Plans is completely distributed and who no longer has any accrued benefit under the Predecessor Plans as of a date prior to the Pension Spinoff Date for Inactive Pension Participants will not be an Inactive Pension Participant. The Buyer shall draft a defined benefit pension plan, draft and negotiate a trust document to accept the transfer of the transferred plan assets, make any required filings with applicable Governmental Authorities (other than as provided in Section 7.9(h)), and authorize fiduciaries of the Company’s Pension Plan to accept amounts transferred pursuant to this Section 7.9 and Section 7.10. For a period of six months following the Closing Date and as otherwise required by applicable Law, the Company’s Pension Plan shall recognize service completed, for purposes of eligibility, vesting and benefit accrual, and, where, appropriate, compensation earned, prior to the Pension Spinoff Date for Active Pension Participants or the Pension Spinoff Date for Inactive Pension Participants, as applicable, for all Pension Participants to the same extent such service and compensation are recognized under the Predecessor Plans as of the Closing Date. The Buyer will file an application with the IRS for a favorable determination letter with respect to the Company’s Pension Plan. The Buyer shall be responsible for any and all federal, state, and local income tax reporting obligations for payments made to Pension Participants from and after the Pension Spinoff Date for Active Pension Participants or Pension Spinoff Date for Inactive Pension Participants (as applicable), whether made from the Predecessor Plans’ trust or otherwise.
(b)    Effective as of the Pension Spinoff Date for Active Pension Participants, in accordance with the provisions of this Section 7.9, the Seller shall cause the Predecessor Plans to transfer to the Company’s Pension Plan all liabilities and obligations for benefits accrued under the Predecessor Plans by the Active Pension Participants; provided, however, that the acceptance of such transfer of liabilities and obligations shall be expressly conditioned on the completion of the asset transfer described in Section 7.9(c).
(c)
(i)    As soon as practicable, and in any event no later than fifteen business days, after the date on which the Final 414(l) Amount for Active Pension Participants has been finally determined pursuant to Section 7.9(f), the Seller shall cause a transfer (the “Final Transfer for Active Pension Participants”) in cash or in property satisfactory to the Buyer of the assets from the Predecessor Plans to the Company’s Pension Plan (the date on which such transfer occurs is referred to as the “Pension Transfer Date for Active Pension Participants”). The value of such cash and property transferred shall be equal to the Final 414(l) Amount for Active Pension Participants, as adjusted for gains and losses pursuant to Section 7.9(e) and reduced by the amount of any payments made to any Active Pension Participant by the applicable Predecessor Plan pursuant to Section 7.9(d).
(ii)    The present value of accrued benefit liabilities taken into account for purposes of the calculation of the 414(l) Amount for Active Pension Participants shall be calculated by an enrolled actuary in accordance with the cost method and the actuarial assumptions as of the Pension Spinoff Date for Active Pension Participants and procedures set forth on Schedule 7.9. The determination of the 414(l) Amount for Active Pension Participants by the Seller’s enrolled actuary shall be subject to approval of the enrolled actuary for the Buyer pursuant to Section 7.9(f), which consent shall not unreasonably be withheld.

(iii)    Notwithstanding any provision to the contrary, if the Buyer gives a 414(l) Objection Notice for Active Pension Participants to the Seller, then as soon as practicable, and in any event no later than fifteen business days, after the date on which such notice was given, the Seller shall, in lieu of the Final Transfer for Active Pension Participants, cause a transfer in cash or in property satisfactory to the Buyer of the assets from the Predecessor Plans to the Company’s Pension Plan (the date on which such transfer occurs is referred to as the “Initial Pension Transfer Date for Active Pension Participants”). The value of such cash and property transferred shall be equal to the 414(l) Amount for Active Pension Participants as set forth on the Seller’s initial 414(l) Statement for Active Pension Participants, as adjusted for gains and losses pursuant to Section 7.9(e) and reduced by the amount of any payments made to any Active Pension Participant by the applicable Predecessor Plan pursuant to Section 7.9(d).
(iv)    If a transfer pursuant to Section 7.9(c)(iii) has been made in lieu of a Final Transfer for Active Pension Participants and if the Final 414(l) Amount for Active Pension Participants as finally determined pursuant to Section 7.9(f) exceeds the 414(l) Amount for Active Pension Participants as set forth on Seller’s initial 414(l) Statement for Active Pension Participants, then as soon as practicable, and in any event no later than seven days, after the date on which the Final 414(l) Amount for Active Pension Participants has been finally determined pursuant to Section 7.9(f), the Seller shall cause a transfer in cash or in property satisfactory to the Buyer of the assets from the Predecessor Plans to the Company’s Pension Plan (the date on which such transfer occurs is referred to as the “Second Pension Transfer Date for Active Pension Participants”). The value of such cash and property transferred shall be equal to the amount by which the Final 414(l) Amount for Active Pension Participants exceeds the 414(l) Amount for Active Pension Participants as set forth on Seller’s initial 414(l) Statement for Active Pension Participants, as adjusted for gains and losses pursuant to Section 7.9(e).
(d)    From and after the Pension Spinoff Date for Active Pension Participants until the Pension Transfer Date for Active Pension Participants (or until the Initial Pension Transfer Date for Active Pension Participants if Section 7.9(c)(iii) is applicable), any benefit payable to an Active Pension Participant (or his/her surviving spouse or beneficiary) shall be paid out of the applicable Predecessor Plan. On and after the Pension Transfer Date for Active Pension Participants (or until the Initial Pension Transfer Date for Active Pension Participants if Section 7.9(c)(iii) is applicable), any such benefits payable to an Active Pension Participant (or his/her surviving spouse or beneficiary) shall be paid from the Company’s Pension Plan.
(e)    All amounts to be transferred between the trust(s) established pursuant to the Predecessor Plans and the trust established pursuant to Company’s Pension Plan pursuant to this Section 7.9 shall include investment gains or losses on the value of cash and property transferred to the Company’s Pension Plan pursuant to Section 7.9(c) from the Pension Spinoff Date for Active Pension Participants to the last day of the calendar month immediately preceding the calendar month in which the Pension Transfer Date for Active Participant Participants (or, if Sections 7.9(c)(iii) and 7.9(c)(iv) are applicable, in which the Initial Pension Transfer Date for Active Pension Participants and the Second Pension Transfer Date for Active Pension Participants, as applicable) occurs (such investment gains and losses being determined on the basis of the aggregate net investment experience of the Predecessor Plans during such period and the benefits paid during such period.) The Seller shall provide such documentation as is reasonably requested by the Buyer and the actuary firm for the Buyer to support the Seller’s adjustments to the amounts transferred between the trust(s) in accordance with this Section 7.9(e). All amounts to be transferred between the trust(s) established pursuant to the Predecessor Plans and the trust established pursuant to the Company's Pension Plan pursuant to this Section 7.9 shall include interest, at the Interest Rate, on the value of the cash and property transferred to the Company's Pension Plan pursuant to Section 7.9(c) from the last day of the calendar month immediately preceding the calendar month in which the Pension Transfer Date for Active Participant Participants (or, if Sections 7.9(c)(iii) and 7.9(c)(iv) are applicable, in which the Initial Pension Transfer Date for Active Pension Participants and the Second Pension Transfer Date for Active Pension Participants, as applicable) occurs to the Pension Transfer Date for Active Pension Participants (or, if Sections 7.9(c)(iii) and 7.9(c)(iv) are applicable, to the Initial Pension Transfer Date for Active Pension Participants and the Second Pension Transfer Date for Active Pension Participants, as applicable).
(f)    Not later than the 60th day following the Closing Date, the Seller shall prepare and deliver to the Buyer a statement (the “414(l) Statement for Active Pension Participants”) setting forth the Seller’s enrolled actuary’s calculation of the 414(l) Amount for Active Pension Participants (such amount, as determined pursuant to this Section 7.9(f), the “Final 414(l) Amount for Active Pension Participants”). The 414(l) Statement for Active Pension Participants and the calculation of the Final 414(l) Amount for Active Pension Participants reflected therein shall become final and binding upon the Buyer and the Seller on the 60th day following the Seller’s delivery thereof to the Buyer unless the Buyer gives written notice of its disagreement with the calculation of the Final 414(l) Amount for Active Pension Participants (the “414(l) Objection Notice for Active Pension Participants”) to the Seller prior to such date. The 414(l) Objection Notice for Active Pension Participants shall specify in reasonable detail the nature of any such disagreement and include all supporting schedules, analyses, working papers and other documentation. If a 414(l) Objection Notice for Active Pension Participants complying with the preceding sentence is given by the Buyer in a timely manner, then the 414(l) Statement for Active Pension Participants (as revised in accordance with this Section 7.9(f)) shall become final, binding and non-appealable upon the earlier of (i) the date on which the Buyer and the Seller resolve in writing any disputes with respect to the matters specified in the 414(l) Objection Notice for Active Pension Participants, or (ii) the date on which any such disputes are finally resolved in writing by the Actuary Firm. During the 30-day period following the delivery of a 414(l) Objection Notice for Active Pension

Participants in compliance with this paragraph, the enrolled actuary of the Buyer and the enrolled actuary of the Seller shall seek in good faith to resolve any disputes with respect to the matters specified in the 414(l) Objection Notice for Active Pension Participants. If, at the end of such 30-day period, the enrolled actuary of the Buyer and the enrolled actuary of the Seller have not resolved such disputes, the Buyer and the Seller shall submit to the Actuary Firm for review and resolution of any and all matters that remain in dispute. The Buyer and the Seller shall use their respective good faith efforts to cause the Actuary Firm to render a decision resolving the matters in dispute within 60 days following the submission of such matters to the Actuary Firm. The Actuary Firm shall (A) allow the Buyer and the Seller to submit written presentations and supporting evidence regarding their respective positions, copies of which shall be delivered to the other Party, (B) resolve any such disputes in accordance with this Section 7.9, (C) upon the request of either the Buyer or the Seller, schedule and conduct a hearing wherein each Party may present its positions and address appropriate questions from the Actuary Firm or the other Party regarding any issue to be addressed by the Actuary Firm, (D) include reasons for each relevant determination in its written statement, (E) review only, and base the resolution of the calculations in dispute solely on, the submissions by the Buyer and the Seller in accordance with the cost method and the actuarial assumptions as of the Pension Spinoff Date for Active Pension Participants and procedures set forth on Schedule 7.9, and (F) not perform an independent review or audit of financial information, unless so requested in writing by the Buyer and the Seller. The Actuary Firm shall address only the calculations in dispute and any items directly impacted thereto, and any resolution of a disputed calculation by the Actuary Firm shall not be outside the range for such calculation created by the submissions of both the Buyer and the Seller. The Actuary Firm’s determination shall be set forth in a written statement delivered to the Parties and shall be final, binding and non-appealable. All fees and expenses of the Actuary Firm shall be borne equally by the Buyer and the Seller.
(g)    For purposes of complying with the terms set forth in Section 7.9(f), each Party shall cooperate with and make available to the other Party and its employees, agents, actuaries and representatives all information, records, data and working papers.
(h)    The Seller shall file or cause to be filed all notices with the Pension Benefit Guaranty Corporation in full compliance with Section 4043 of ERISA and the regulations thereunder for all reportable events, if any, that will be triggered by the Parties entering into this Agreement and the actions taken pursuant to this Agreement.
7.10    Pension Obligations for Inactive Pension Participants.
(a)    Effective January 1, 2015 (or, if later, the Closing Date) (“Pension Spinoff Date for Inactive Pension Participants”), Buyer shall take all necessary and appropriate actions to cause the Company to allow all Inactive Pension Participants (and their surviving spouses and beneficiaries) to participate in the Company’s Pension Plans.
(b)    Effective as of the Pension Spinoff Date for Inactive Pension Participants, in accordance with the provisions of this Section 7.10, the Seller shall cause the

Predecessor Plans to transfer to the Company’s Pension Plan all liabilities and obligations for benefits accrued under the Predecessor Plans by the Inactive Pension Participants; provided, however, that the acceptance of such transfer of liabilities and obligations shall be expressly conditioned on the completion of the asset transfer described in Section 7.10(c).
(c)
(i)    As soon as practicable, and in any event no later than fifteen business days, after the date on which the Final 414(l) Amount for Inactive Pension Participants has been finally determined pursuant to Section 7.10(f), the Seller shall cause a transfer (the “Final Transfer for Inactive Pension Participants”) in cash or in property satisfactory to the Buyer of the assets from the Predecessor Plans to the Company’s Pension Plan (the date on which such transfer occurs is referred to as the “Pension Transfer Date for Inactive Pension Participants”). The value of such cash and property transferred shall be equal to the Final 414(l) Amount for Inactive Pension Participants, as adjusted for gains and losses pursuant to Section 7.10(e) and reduced by the amount of any payments made to any Inactive Pension Participant by the applicable Predecessor Plan pursuant to Section 7.10(d).
(ii)    The present value of accrued benefit liabilities taken into account for purposes of the calculation of the 414(l) Amount for Inactive Pension Participants shall be calculated by an enrolled actuary in accordance with the cost method and the actuarial assumptions as of the Pension Spinoff Date for Inactive Pension Participants and procedures set forth on Schedule 7.9. The determination of the 414(l) Amount for Inactive Pension Participants by the Seller’s enrolled actuary shall be subject to approval of the enrolled actuary for the Buyer pursuant to Section 7.10(f), which consent shall not unreasonably be withheld.
(iii)    Notwithstanding any provision to the contrary, if the Buyer gives a 414(l) Objection Notice for Inactive Pension Participants to Seller, then as soon as practicable, and in any event no later than fifteen business days, after the date on which such notice was given, the Seller shall, in lieu of the Final Transfer for Inactive Pension Participants, cause a transfer in cash or in property satisfactory to the Buyer of the assets from the Predecessor Plans to the Company’s Pension Plan (the date on which such transfer occurs is referred to as the “Initial Pension Transfer Date for Inactive Pension Participants”). The value of such cash and property transferred shall be equal to the 414(l) Amount for Inactive Pension Participants as set forth on Seller’s initial 414(l) Statement for Inactive Pension Participants, as adjusted for gains and losses pursuant to Section 7.10(e) and reduced by the amount of any payments made to any Inactive Pension Participant by the applicable Predecessor Plan pursuant to Section 7.10(d).

(iv)    If a transfer pursuant to Section 7.10(c)(iii) has been made in lieu of a Final Transfer for Inactive Pension Participants and if the Final 414(l) Amount for Inactive Pension Participants as finally determined pursuant to Section 7.10(f) exceeds the 414(l) Amount for Inactive Pension Participants as set forth on Seller’s initial 414(l) Statement for Inactive Pension Participants, then as soon as practicable, and in any event no later than seven days, after the date on which the Final 414(l) Amount for Inactive Pension Participants has been finally determined pursuant to Section 7.10(f), the Seller shall cause a transfer in cash or in property satisfactory to the Buyer of the assets from the Predecessor Plans to the Company’s Pension Plan (the date on which such transfer occurs is referred to as the “Second Pension Transfer Date for Inactive Pension Participants”). The value of such cash and property transferred shall be equal to the amount by which the Final 414(l) Amount for Inactive Pension Participants exceeds the 414(l) Amount for Inactive Pension Participants as set forth on Seller’s initial 414(l) Statement for Active Pension Participants, as adjusted for gains and losses pursuant to Section 7.10(e).
(d)    From and after the Pension Spinoff Date for Inactive Pension Participants until the Pension Transfer Date for Inactive Pension Participants (or until the Initial Pension Transfer Date for Inactive Pension Participants if Section 7.10(c)(iii) is applicable), any benefit payable to an Inactive Pension Participant (or his/her surviving spouse or beneficiary) shall be paid out of the applicable Predecessor Plan. On and after the Pension Transfer Date for Inactive Pension Participants (or the Initial Pension Transfer Date for Inactive Pension Participants if Section 7.10(c)(iii) is applicable), any such benefits payable to an Inactive Pension Participant (or his/her surviving spouse or beneficiary) shall be paid from the Company’s Pension Plan.
(e)    All amounts to be transferred between the trust(s) established pursuant to the Predecessor Plans and the trust established pursuant to Company’s Pension Plan pursuant to this Section 7.10 shall include investment gains or losses on the value of cash and property transferred to the Company’s Pension Plan pursuant to Section 7.10(c) from the Pension Spinoff Date for Inactive Pension Participants to the last day of the calendar month immediately preceding the calendar month in which the Pension Transfer Date for Inactive Participant Participants (or, if Sections 7.10(c)(iii) and 7.10(c)(iv) are applicable, in which the Initial Pension Transfer Date for Inactive Pension Participants and the Second Pension Transfer Date for Inactive Pension Participants, as applicable) occurs (such investment gains and losses being determined on the basis of the aggregate net investment experience of the Predecessor Plans during such period and the benefits paid during such period). Seller shall provide such documentation as is reasonably requested by Buyer and the actuary firm for the Buyer to support the Seller’s adjustments to the amounts transferred between the trust(s) in accordance with this Section 7.10(e). All amounts to be transferred between the trust(s) established pursuant to the Predecessor Plans and the trust established pursuant to the Company's Pension Plan pursuant to this Section 7.10 shall include interest, at the Interest Rate, on the value of the cash and property transferred to the Company's Pension Plan pursuant to Section 7.10(c) from the last day of the calendar month immediately preceding the calendar month in which the Pension Transfer Date for Inactive Participant Participants (or, if Sections 7.10(c)(iii) and 7.10(c)(iv) are applicable, in which the Initial Pension Transfer Date for Inactive Pension Participants and the Second Pension Transfer Date for Inactive Pension Participants, as applicable) occurs to the Pension Transfer Date for Inactive Pension Participants (or, if Sections 7.10(c)(iii) and 7.10(c)(iv) are applicable, to the Initial Pension Transfer Date for Inactive Pension Participants and the Second Pension Transfer Date for Inactive Pension Participants, as applicable).
(f)    Not later than the 60th day following the Pension Spinoff Date for Inactive Pension Participants, the Seller shall prepare and deliver to the Buyer a statement (the “414(l) Statement for Inactive Pension Participants”) setting forth the Seller’s enrolled actuary’s calculation of the 414(l) Amount for Inactive Pension Participants (such amount, as determined pursuant to this Section 7.10(f), the “Final 414(l) Amount for Inactive Pension Participants”). The 414(l) Statement for Inactive Pension Participants and the calculation of the Final 414(l) Amount for Inactive Pension Participants reflected therein shall become final and binding upon the Buyer and the Seller on the 60th day following the Seller’s delivery thereof to the Buyer unless the Buyer gives written notice of its disagreement with the calculation of the Final 414(l) Amount for Inactive Pension Participants (the “414(l) Objection Notice for Inactive Pension Participants”) to the Seller prior to such date. The 414(l) Objection Notice for Inactive Pension Participants shall specify in reasonable detail the nature of any such disagreement and include all supporting schedules, analyses, working papers and other documentation. If a 414(l) Objection Notice for Inactive Pension Participants complying with the preceding sentence is given by the Buyer in a timely manner, then the 414(l) Statement for Inactive Pension Participants (as revised in accordance with this Section 7.10(f)) shall become final, binding and non-appealable upon the earlier of (i) the date on which the Buyer and the Seller resolve in writing any disputes with respect to the matters specified in the 414(l) Objection Notice for Inactive Pension Participants, or (ii) the date on which any such disputes are finally resolved in writing by the Actuary Firm. During the 30-day period following the delivery of a 414(l) Objection Notice for Inactive Pension Participants in compliance with this paragraph, the enrolled actuary of the Buyer and the enrolled actuary of the Seller shall seek in good faith to resolve any disputes with respect to the matters specified in the 414(l) Objection Notice for Inactive Pension Participants. If, at the end of such 30-day period, the enrolled actuary of the Buyer and the enrolled actuary of the Seller have not resolved such disputes, the Buyer and the Seller shall submit to the Actuary Firm for review and resolution of any and all matters that remain in dispute. The Buyer and the Seller shall use their respective good faith efforts to cause the Actuary Firm to render a decision resolving the matters in dispute within 60 days following the submission of such matters to the Actuary Firm. The Actuary Firm shall (A) allow the Buyer and the Seller to submit written presentations and supporting evidence regarding their respective positions, copies of which shall be delivered to the other Party, (B) resolve any such disputes in accordance with this Section 7.10, (C) upon the request of either the Buyer or the Seller, schedule and conduct a hearing wherein each Party may present its positions and address appropriate questions from the Actuary Firm or the other

Party regarding any issue to be addressed by the Actuary Firm, (D) include reasons for each relevant determination in its written statement, (E) review only, and base the resolution of the calculations in dispute solely on, the submissions by the Buyer and the Seller in accordance with the cost method and the actuarial assumptions as of the Pension Spinoff Date for Inactive Pension Participants and procedures set forth on Schedule 7.9, and (F) not perform an independent review or audit of financial information, unless so requested in writing by the Buyer and the Seller. The Actuary Firm shall address only the calculations in dispute and any items directly impacted thereto, and any resolution of a disputed calculation by the Actuary Firm shall not be outside the range for such calculation created by the submissions of the Buyer and the Seller. The Actuary Firm’s determination shall be set forth in a written statement delivered to the Parties and shall be final, binding and non-appealable. All fees and expenses of the Actuary Firm shall be borne equally by the Buyer and the Seller.
(g)    For purposes of complying with the terms set forth in Section 7.10(f), each Party shall cooperate with and make available to the other Party and its employees, agents, actuaries and representatives all information, records, data and working papers.
7.11    Welfare Plans.
(a)    Effective as of the Closing (or the date of hire with Buyer for LOA Employees), Mt. Holly Employees, Former Mt. Holly Employees, Mt. Holly New Hires and their respective spouses and dependents will cease to be covered by the Employee Plans that are short term disability plans and welfare benefits plans within the meaning of Section 3(1) of ERISA (together, “Seller’s Welfare Plans”). The Seller shall, and shall cause the Seller’s Welfare Plans to, process and pay all claims for benefits by Mt. Holly Employees, Former Mt. Holly Employees, Mt. Holly New Hires and their respective spouses and dependents incurred on and before the Closing Date (or the date of hire with Buyer for LOA Employees) (“Mt. Holly Welfare Claims”), and the Buyer shall reimburse the Seller for all (100%) of the amounts of such Mt. Holly Welfare Claims paid except to the extent that Mt. Holly Welfare Claims are paid under an insurance policy. Notwithstanding the preceding sentence, Mt. Holly Welfare Claims will not include any claims for welfare benefits that were reimbursed by the Buyer to the Seller or any of its Affiliates for Mt. Holly Employees, Former Mt. Holly Employees and Mt. Holly New Hires prior to the Closing (or the date of hire with Buyer for LOA Employees). To the extent any Mt. Holly Welfare Claims are payable under an insurance policy held by the Seller or its Affiliates, the Seller will, and will cause the Seller’s Welfare Plans to, take all commercially reasonable actions necessary to process such claims incurred on or prior to the Closing Date (or the date of hire with Buyer for LOA Employees) and obtain payment under the applicable insurance policy held by the Seller or its Affiliate. For purposes of this Section 7.11, a claim shall be deemed “incurred” on the date that the event, illness, injury or disability that gives rise to the claim occurs (for purposes of life insurance, severance, sickness, accident and disability programs) or on the date that treatment or services are provided (for purposes of health care programs). Effective as of the Closing (or the date of hire with Buyer for LOA Employees), Mt. Holly Employee and Mt. Holly

New Hire participants in Seller’s Welfare Plans as of the Closing Date (or the date of hire with Buyer for LOA Employees) shall be immediately eligible to participate in the Buyer’s welfare plan(s). Amounts paid by such participants towards deductibles and copayment limitations under the Seller’s Welfare Plans for the 2014 plan year shall be counted toward meeting any similar deductible and copayment limitations under the Buyer’s welfare plan(s) for the 2014 plan year.
(b)    Effective as of the Closing (or the date of hire with Buyer for LOA Employees), the Buyer shall assume (or cause the Company and the Subsidiaries, if applicable, to continue to honor or assume), to the extent not otherwise required by or resulting from operation of Law, all post-retirement welfare benefit obligations of the Seller with respect to all Mt. Holly Employees, Mt. Holly New Hires and Former Mt. Holly Employees. The Buyer shall establish post-retirement welfare benefit plans for the benefit of the Mt. Holly Employees, Mt. Holly New Hires, the Former Mt. Holly Employees and their respective spouses and dependents. Notwithstanding anything to the contrary, this Section 7.11(b) shall not constitute an acknowledgement by either the Buyer, the Seller or any of their respective Affiliates that any of them was or is obligated to continue to provide any level of such benefits for any period of time.
7.12    Defined Contribution Plans. Immediately prior to the Closing Date, the Seller shall take, or cause to be taken, all such actions as may be necessary for the Company to cease to participate under the Seller’s defined contribution plans covering the Mt. Holly Employees, the Mt. Holly New Hires and the Former Mt. Holly Employees identified on Schedule 7.12 (“Seller DC Plans”). The Buyer will establish or designate one or more defined contribution plans in which all Mt. Holly Employees and Mt. Holly New Hires will be eligible to participate as soon as practicable after the Closing Date (or the date of hire with Buyer for LOA Employees) (“Buyer DC Plans”). Prior to the Closing Date, the Buyer shall have provided a favorable determination letter from the IRS that Buyer DC Plans meet the requirements for favorable tax qualification under Section 401(a) of the Code and its related trust meets the requirements for tax exemption under Section 501(a) of the Code. Each Mt. Holly Employee, Mt. Holly New Hire and Former Mt. Holly Employee will be permitted to receive a distribution of his or her full account balance from the Seller DC Plans. All Mt. Holly Employees and Mt. Holly New Hires will be permitted to have such distribution “rolled over” in cash to an accepting eligible retirement plan in accordance with the Seller DC Plans as soon as practicable after the Closing Date (or the date of hire with Buyer for LOA Employees). The Seller will cause the Seller DC Plans to permit all Mt. Holly Employees and Mt. Holly New Hires with any outstanding loans under Seller DC Plans to continue to accept manual repayments of such outstanding loans after the Closing Date, in accordance with the applicable terms of the Seller DC Plans as in effect at such times that such repayments are to be made. The Buyer shall cause the applicable Buyer DC Plans to accept qualified direct and indirect rollovers from the Seller DC Plans.
7.13    Post-Closing Employment and Retiree Obligations.
(a)    Following the Closing Date (or the date of hire with Buyer for LOA Employees), the Buyer shall, for a period of no less than six months following the

Closing Date, cause the Company to provide Mt. Holly Employees and Mt. Holly New Hires with salaries, wages, bonus, commission and incentive opportunities and employee benefits that are comparable in the aggregate to those provided to the Mt. Holly Employees by the Company as of the Effective Time (for Mt. Holly Employees) and to those provided to the Mt. Holly New Hires by the Company immediately prior to the Closing Date (for Mt. Holly New Hires) (excluding, in each case, benefits under the Predecessor Plans, the welfare benefits, and the Seller DC Plans, but including severance benefits including any severance benefit conditioned on a release of legal claims, which release shall include any claims against Seller and against the Buyer). Following the Closing Date, Buyer shall, until December 31, 2014, cause the Company to provide Former Mt. Holly Employees with post-retirement medical and prescription drug benefits that are comparable in the aggregate to such benefits provided under Seller’s Welfare Plans (as such Welfare Plans were in effect immediately prior to the date of this Agreement and disregarding changes in benefits that have been announced or that are planned to become effective on or about January 1, 2015) at premium amounts comparable to those charged under Seller’s Welfare Plans, to the extent such Former Mt. Holly Employees are eligible for such post-retirement coverage under Seller’s Welfare Plans immediately prior to Closing. From the Closing (or the date of hire with Buyer for LOA Employees) until December 31, 2014, the Buyer shall cause the Company to provide Mt. Holly Employees and Mt. Holly New Hires with a level of pension, welfare, and retirement benefits that are comparable in the aggregate to the benefits provided under the Predecessor Plans, welfare benefits, and benefits provided under the Seller DC Plans to Mt. Holly Employees as of the Effective Time (for Mt. Holly Employees) and to the Mt. Holly New Hires immediately prior to the Closing Date (for Mt. Holly New Hires). Any Mt. Holly Employee or Mt. Holly New Hire who is on short-term disability leave or long-term disability leave as of the Closing Date (a “LOA Employee”) will be retained by the Seller, at the cost of the Buyer, until such time as they return to work under the Seller’s policies or are required to be reinstated under applicable Law, at which time they will be offered employment by the Buyer.
(b)    As of the Closing Date (or the date of hire with Buyer for LOA Employees), the Buyer shall assume all Liabilities of the Seller with respect to the Mt. Holly Employees and Mt. Holly New Hires for vacation, if any, under the Seller’s vacation policies applicable to such Mt. Holly Employees and Mt. Holly New Hires as in effect as of the Closing Date.
(c)    As soon as feasible after the Closing Date, but not later than December 31 of the year in which the Closing occurs in any case, to the extent not already paid by Seller, all performance pay, incentive compensation, or other similar payments for the period ending as of the Closing Date, which, prior to the Closing Date, were granted to Mt. Holly Employees will be paid by the Buyer, and the Seller shall reimburse to the Buyer, the Seller’s share of such compensation owed to such Mt. Holly Employee for the period ending as of the Closing Date in accordance with the Seller’s pre-Closing obligations. The Buyer shall also withhold and remit in accordance with Law, and the Seller shall reimburse to the Buyer the Seller’s share of such payments in accordance with the Seller’s pre-Closing obligations, any payroll Taxes related to the payment of such compensation for the period ending as of the Closing Date. The Buyer and the Seller shall cooperate with each other in all reasonable respects to coordinate the payment of such compensation and the proper withholding and remittance of any applicable payroll-related Taxes.
(d)    In the event that any severance obligations (including the employer portion of any payroll, social security, unemployment or similar Taxes associated therewith) are payable by the Buyer, the Company, a Subsidiary, the Seller or any of their respective Affiliates to Mt. Holly Employees and Mt. Holly New Hires in respect of any claim of constructive termination as a result of (i) the Closing or (ii) any diminution or alteration of benefits, compensation or other employment terms at the Closing or during the applicable post-Closing time periods described in Section 7.13(a), notwithstanding the Buyer’s compliance with the terms of Sections 7.9, 7.11, 7.12 and 7.13, then the Seller shall pay 50.333% of the costs associated with such claims and severance obligations and Buyer shall pay 49.667% of the costs associated with such claims and severance obligations.
(e)    In the event that any severance obligations (including the employer portion of any payroll, social security, unemployment or similar Taxes associated therewith) are payable by the Buyer, the Company a Subsidiary, the Seller or any of their respective Affiliates to Mt. Holly Employees and Mt. Holly New Hires in respect of (i) any claim resulting from a termination occurring on or following the Closing or (ii) any claim of constructive termination as a result of (A) any diminution or alteration of benefits, compensation or other employment terms from the Closing until expiration of the applicable post-Closing time periods described in Sections 7.13(a), as a result of the Buyer’s non-compliance with the terms of Sections 7.9, 7.11, 7.12 or 7.13, or (B) any diminution or alteration of benefits, compensation or other employment terms following expiration of the applicable post-Closing time periods described Section 7.13(a), then the Buyer shall solely pay all (100%) of the costs associated with such claims and severance obligations.
7.14    No Third Party Beneficiaries, Employment Agreements, or Amendments to Employee Benefit Plans. No provision of Sections 7.9, 7.10, 7.11, 7.12 or 7.13 shall (a) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company, either of the Subsidiaries, the Seller, any of the Seller’s other Affiliates, any member of the Century Group or any other Person, other than the Parties and their respective successors and permitted assigns, (b) constitute or create or be deemed to constitute or create an employment agreement or (c) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by the Company, either of the Subsidiaries, the Seller, any of the Seller’s other Affiliates or any member of the Century Group.
7.15    Release of Obligations Under Contracts and Guarantees. For each of the Contracts and Guarantees set forth on Schedule 7.15, the Buyer shall use its commercially reasonable efforts to take or cause to be taken such actions and to do or cause to be done, as soon as possible, such things necessary, proper or advisable (subject to any Laws) to obtain from each party to such Contract or Guarantee (other than the Company, the Seller or any of their respective Affiliates) a written instrument or instruments, in form and substance reasonably satisfactory to the Seller (collectively, the “Contractual Releases”), forever releasing and discharging the Seller and its Affiliates who are parties to such Contract or Guarantee, from and after the Closing, from any and all Liabilities arising out of, relating to or resulting from the performance or non-performance under, such Contract or Guarantee; provided, however, that no member of the Century Group shall be required to pay any amounts or grant any material accommodations (financial or otherwise) in connection with obtaining any such Contractual Releases.
7.16    Excluded Assets, Excluded Contracts and Excluded Liabilities. Prior to the Closing, (a) the Seller shall cause the Company to transfer to the Seller the Excluded Assets, including transfer via dividend or similar means between the Company, on the one hand, and the Seller or its Affiliates (other than the Company and the Subsidiaries), on the other hand, and (b) the Seller shall cause the Company to assign to the Seller or an Affiliate of the Seller (other than the Company and the Subsidiaries), or to terminate, the Excluded Contracts, without Liability to the Company or either of the Subsidiaries. In the event that the Seller inadvertently fails to transfer, assign or terminate any Excluded Asset or Excluded Contract prior to the Closing, the Buyer agrees to provide, and to cause the Company to provide, reasonable cooperation to the Seller, at the Seller’s expense, to effect such transfer, assignment or termination as soon as reasonably possible following the Closing. The Seller shall be responsible for all Taxes and other Liabilities arising out of or related to the transactions contemplated by this Section 7.16; provided, however, that the Seller will have no liability to the Buyer arising out of or related to the loss of any tax attributes, including tax credits or tax basis, attributable to such transactions except to the extent of Losses caused by the Seller’s failure to comply with Sections 6.6, 6.7 or 6.8. Upon the Closing, the Seller shall be solely responsible for the Excluded Liabilities, and the Buyer, the Company and the Subsidiaries shall have no responsibility or Liability therefor.
7.17    Mutual Release.
(a)    Except for the obligations of the Buyer arising under this Agreement or the Ancillary Agreements, including the indemnification obligations pursuant to Article 10, effective as of the Closing, the Seller, on its own behalf and on behalf of its successors, assigns and Affiliates, does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally and completely forever release and discharge each of the Buyer, the Company, the Subsidiaries and their respective successors, assigns and Affiliates and their respective present and former owners, members, officers, directors, managers, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns, individually and collectively (the “Buyer Released Parties”), from, against and with respect to any and all Liabilities and Losses, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that the Seller or its successors, assigns or Affiliates ever had or now has, or may hereafter have or acquire, against the Buyer Released Parties that arise out of or in any way relate, directly or indirectly, to any matter, cause or thing, act or failure to act whatsoever occurring at any time on or prior to the Closing Date related to (i) the Seller’s ownership of the Shares or (ii) the ownership, operation, business, affairs, management or financial condition of the Company or either of the Subsidiaries.
(b)    Except for the obligations of the Seller arising under this Agreement or the Ancillary Agreements, including the indemnification obligations pursuant to Article 10, effective as of the Closing, the Buyer, on its own behalf and on behalf of its successors, assigns and the other members of the Century Group (including, for purposes of this Section 7.17(b), the Company and the Subsidiaries), does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally and completely forever release and discharge each of the Seller and its successors, assigns and Affiliates and their respective present and former owners, members, officers, directors, managers, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns, individually and collectively (the “Seller Released Parties”), from, against and with respect to any and all Liabilities and Losses, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that the Buyer or its successors, assigns or other members of the Century Group (including, for purposes of this Section 7.17(b), the Company and the Subsidiaries) ever had or now has, or may hereafter have or acquire, against the Seller Released Parties that arise out of or in any way relate, directly or indirectly, to any matter, cause or thing, act or failure to act whatsoever occurring at any time on or prior to the Closing Date related to (i) the Seller’s ownership of the Shares, or (ii) the ownership, operation, business, affairs, management or financial condition of the Company, the Mt. Holly Facility, the Mt. Holly Assets, Mt. Holly Aluminum Company or Mt. Holly Commerce Park.
7.18    Insurance.
(a)    The Seller shall maintain through the Closing Date the insurance set forth on (or required to be set forth on) Schedule 4.16(a) on the same terms and conditions applicable on the date hereof. Buyer shall obtain and use its commercially reasonable efforts to maintain business interruption insurance, with such terms and conditions as Buyer may deem appropriate in its sole discretion, covering the Mt. Holly Facility for the period from the Closing Date through December 31, 2015.
(b)    Effective upon the Closing, all insurance policies carried by the Seller or its Affiliates with respect to the Company or either of the Subsidiaries as well as the Mt. Holly Facility, Mt. Holly Assets and operations, activities, and liabilities of the respective businesses of the Company and the Subsidiaries (the “Seller Insurance Policies”) will cease to provide coverage except as set forth in this Section 7.18.

(c)    From and after the Closing, the Seller shall provide that the Buyer, the Company and the Subsidiaries shall have the right, power and authority to make (for “occurrence-based” Seller Insurance Policies only), or, if made prior to the Closing, to continue to pursue, in each case on the same terms and conditions applicable on the date hereof, directly any claim for any loss, liability or damage relating to the operation prior to the Closing of the respective businesses of the Company and the Subsidiaries (an “Insurance Claim”), under any insurance maintained by the Seller or any of its Affiliates (other than the Company and its Subsidiaries) for the benefit of the Company or a Subsidiary covering any aspect of the respective businesses of the Company and the Subsidiaries or any assets of the Company or a Subsidiary and to receive directly recoveries thereunder. The Buyer shall notify the Seller, promptly upon making any such Insurance Claim, of the basis and amount of such Insurance Claim and the Buyer shall be responsible for any deductible applicable to such Insurance Claim.
(d)    The Seller shall, or shall cause its applicable Affiliate to, continue to provide (at no cost to the Buyer, the Company or either of the Subsidiaries) the insurance coverage for workers’ compensation and other similar statutory claims asserted by or with respect to any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, facts or condition which existed or occurred on or before the Closing Date (including with respect to any reopened claims related to any subsequent aggravation of any such illness or disease reported after the Closing Date), which coverage shall provide for a deductible per claim of $500,000 for both pre-Closing Losses and pre-Closing Losses reported post-Closing. The Seller shall have the option to fulfill its obligations under this Section 7.18(d) through any combination of third-party insurance, self insurance or indemnification of Buyer as it sees fit, provided that Buyer shall be placed in the same financial position as if the insurance coverage for workers’ compensation claims with respect to any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, facts or condition which existed or occurred on or before the Closing Date, as such insurance coverage existing on or before the Closing Date including the $500,000 deductible per claim, had continued in effect following the Closing.
(e)    The Seller shall provide All-Risk Property Insurance coverage covering the Mt. Holly Facility following the Closing until such time as the Buyer provides written instructions to the Seller that the Buyer no longer desires such coverage, not to exceed a maximum coverage period of three months following the Closing, which coverage the Seller will provide at a monthly premium of $195,000 in respect of such coverage for such month at the same terms, conditions and deductibles as the expiring policy.
(f)    The Buyer acknowledges and understands that until the Closing the Company and the Subsidiaries have participated in the Seller’s insurance program and, as such, are billed on an ongoing basis by the Seller or one of its Affiliates for the self-insured or deductible portion of all of the claims administered under that program with respect to the Company and the Subsidiaries and related expenses and charges, as well as premium audit adjustments related to the Company and the Subsidiaries under the program (the “Administered Claims”). After the Closing, the Seller or its Affiliates may pay or otherwise incur the following costs and expenses, related to the Company and the Subsidiaries, to the Seller’s brokers, insurance carriers, and/or claims administrators insuring or administering the Seller’s insurance program (i) amounts related to the self-insured portion (including payment obligations under deductibles and self-insured retentions) payable on Administered Claims, and (ii) expenses and charges arising out of the administration of an Administered Claim. These costs and expenses will be reimbursed by the Buyer to the Seller until such time as the administration and handling of the Administered Claims have been transitioned to the Buyer or its designee. Further, the Buyer and its Affiliates will cooperate with the Seller and its Affiliates, their insurers and claims administrators in the defense of all Administered Claims.
7.19    Computer Software.
(a)    The Seller hereby grants to the Buyer and the Company, effective as of the Closing, a limited, perpetual, royalty-free, non-exclusive, non-transferable, non-assignable (except as set forth below), license (the “License”) to use, copy, distribute and make derivative works (other than during the applicable service periods in the Transition Services Agreement), for the internal operations of the Company for the Mt. Holly Facility only, all Seller’s Owned Software set forth on Schedule 4.14(e) other than any Seller’s Owned Software specifically set forth on Schedule 7.19(a) (collectively, the “Included Seller’s Owned Software”). Each of Buyer and the Company agree to comply with the terms of the License set forth herein and shall not (i) use the Included Seller’s Owned Software, other than in, for or on behalf of the Mt. Holly Facility, or (ii) sell, sublicense or otherwise assign any such Included Seller’s Owned Software, except as set forth in this subsection. Notwithstanding the foregoing, the Buyer may assign the License, without the consent of the Seller, to a purchaser of all or substantially all of the assets of the Company after the Closing Date; provided, however, that the assignment contains a license executed by an authorized representative of the assignee that contains terms and conditions of use and license that are at least as restrictive as those contained in this Agreement concerning (i) the License and (ii) the warranty disclaimers and indemnification sections applicable to the Included Seller’s Owned Software. Additionally, the documents memorializing such assignment must specifically name the Seller as the owner of all right, title and interest in the Included Seller’s Owned Software and as the intended third party beneficiary of such terms and conditions.
(b)    The Seller hereby agrees to provide commercially reasonable assistance to the Buyer, at the Buyer’s sole cost and expense, in obtaining for the Company the continuing right to operate the Licensed Software specifically set forth in Schedule 7.19(b) (the “Included Licensed Software”) as it was operated by the Company prior to the Closing, and to permit the Seller to provide the services pursuant to the Transition Services Agreement (collectively, the “Necessary Consents”); provided, however, that in each case (i) the Buyer will not be responsible for the Seller’s internal expenses in providing such assistance; (ii) the Seller will not be obligated to sublicense, partially assign or otherwise partition any of its existing licenses for any item of Included Licensed

Software; (iii) because obtaining the Necessary Consents will likely involve the Seller’s or its Affiliate’s (other than Company’s) Contracts, and the relationships between the Seller or its Affiliates and their vendors and licensors, the Buyer agrees to refrain (and to cause its Affiliates to refrain) from contacting, negotiating or otherwise seeking to obtain the Necessary Consents without the Seller’s participation, unless the Seller is notified in writing in advance in each case and consent to not being involved in obtaining one or more Necessary Consents; and (iv) the Buyer understands and agrees that the Necessary Consents cannot be obtained prior to the Closing. In addition, the Seller will not be obligated to provide the Buyer with copies of any Contract relating to Computer Software, Seller’s Computer Hardware or information technology services unless and until (A) any such Contract does not include Computer Software used by the Seller or any of its Affiliates (other than Company) in its or their respective businesses and (B) the Seller is not prohibited from such disclosure by the terms of such Contract.
7.20    Access and Cooperation.
(a)    After the Closing, upon reasonable written notice, the Parties will furnish or cause to be furnished to each other and their respective accountants, counsel, and other representatives access, during normal business hours and upon reasonable prior notice, such information and assistance as is reasonably necessary for financial reporting and accounting purposes, the preparation and filing of any Tax Returns, reports or forms or the defense of, or response required under, or pursuant to, any Proceeding (including any Proceeding involving the Company and any environmental matters related to the Company (other than a Proceeding between the Seller or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand), but excluding any information related to other businesses of the Buyer or the Seller or their respective Affiliates). After the Closing, the Seller shall deliver promptly to the Buyer all mail and other documents received by the Seller or any of its Affiliates which are addressed to the Company or either of the Subsidiaries or that relate to the Mt. Holly Facility, the Mt. Holly Assets, the Company or either of the Subsidiaries, other than any mail or other documents relating solely to any Excluded Asset, Excluded Liability or Excluded Contract, provided that the Seller shall be entitled to retain a copy of such mail or other documents to the extent not relating solely to the Company, either of the Subsidiaries, the Mt. Holly Facility or the Mt. Holly Assets. After the Closing, the Buyer shall deliver promptly to the Seller all mail and other documents received by the Buyer or any other member of the Century Group (including, for purposes of this Section 7.20(a), the Company and the Subsidiaries) relating to any Excluded Asset, any Excluded Contract or any other businesses of the Seller or its Affiliates, provided that the Buyer shall be entitled to retain a copy of such mail or other documents to the extent relating to the Company, either of the Subsidiaries, the Mt. Holly Facility or the Mt. Holly Assets. The Buyer and the Seller will also furnish or cause to be furnished to each other and their respective accountants, counsel, and other representatives reasonable access, during normal business hours and upon reasonable prior notice, to such reasonable information for any other reasonable business purpose.

(b)    The Buyer and the Seller will cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim including reasonably making available records relating to such Third Party Claim and reasonably furnishing, without expense to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim or for testimony as a witness in any Proceeding relating to such Third Party Claim.
(c)    Notwithstanding anything to the contrary in this Agreement, in no event will the Buyer, the Seller or any of their respective Affiliates be obligated under this Agreement (including this Section 7.20) to disclose (i) any information the disclosure of which is restricted by Contract or Law, (ii) any information as to which the attorney-client privilege or any other privilege (including attorney work product) applies, (iii) any competitively sensitive information or other confidential or proprietary information, including trade secrets. If privileged or attorney work product documents or information, including communications between any Party or its Affiliates and any of their respective counsel, are disclosed to any other Party pursuant to this Section 7.20, then the Parties hereby acknowledge and agree that (A) such disclosure is inadvertent, (B) such disclosure will not constitute a waiver, in whole or in part, of any privilege or work product and (C) the receiving Party will promptly return to the disclosing Party all copies of such documents or information in its possession or in the possession of its Affiliates or representatives.
7.21    Alcoa Names; Buyer’s Obligations Post-Closing. After the Closing Date, none of the Buyer, the Company or the Subsidiaries may use the names “Alumax”, “Alcoa” or “Aluminum Company of America” (the “Prohibited Words”) or any associated trademarks in connection with their respective businesses except as specifically permitted in this Section 7.21. The Buyer shall change the name of Company and cease using the Prohibited Words in connection with the respective businesses of the Company and the Subsidiaries (including on stationery, marketing documentation, all other written communications that contain the Prohibited Words, buildings, plant, machinery, vehicles, products and packaging) within 90 days after the Closing Date, provided that the Buyer shall be entitled to use any stationery, any other written communications that contain the Prohibited Words, products and packaging that exist at the Closing until such materials have been used up or, if earlier, the one year anniversary of the Closing Date. Notwithstanding the foregoing, from the day after the Closing Date, the Buyer shall ensure that the Company shall make it clear on all stationery, marketing, all other written communications that contain the Prohibited Words, products and packaging that the name of the Company is to be changed to a specified new name.
7.22    Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated by reference and will continue in full force and effect in accordance with its terms, except that, from and after the Closing, the Buyer and its Affiliates will not be subject to the Confidentiality Agreement with respect to confidential information of the Company or either of the Subsidiaries. The Seller will, and will cause its Affiliates to, keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate or make available any confidential information of the Company or either of the Subsidiaries, whatever its nature and form and without limitation as to when or how the Seller may have acquired such information. For the avoidance of doubt, the terms of the Confidentiality Agreement will continue in full force and effect after the Closing with respect to any confidential information relating to the Transactions and the Parties’ discussions and negotiations related thereto. Notwithstanding the terms of the Confidentiality Agreement to the contrary, the Parties and their Affiliates shall have the right to disclose this Agreement in connection with the filing with the United States Securities and Exchange Commission of (a) a Form 8-K in connection with this Agreement or (b) periodic reports.
7.23    Omitted Services. Upon the Buyer’s written request, the Seller will use commercially reasonable efforts to provide, for 12 months following the Closing, to the Buyer, the Company and the Subsidiaries, any services (the “Omitted Services”) that the Seller or its Affiliates (or another Person on any of their behalf) provided for the Company or either of the Subsidiaries within 12 months prior to the Closing but which were not included in the Transition Services Agreement (excluding the services already contemplated to be provided under the Transition Services Agreement and the services described on Schedule 7.23 that cannot be so provided). Any such Omitted Services to be provided by the Seller or its Affiliates will be provided under the Transition Services Agreement, and the fees due from the Buyer for such Omitted Services shall be commensurate with the fee structure of the Transition Services Agreement and shall be mutually agreed between the Buyer and the Seller.
7.24    Third Party Accounts Payable Arrangements. The Company and Subsidiaries participate in accounts payable settlement arrangements with certain vendors and third-party intermediaries.  The arrangements provide that, at the vendor’s request, the third party intermediary advances the amount of the scheduled Company or Subsidiary payment to the vendor, less an appropriate discount, before the scheduled payment date.  Alcoa then makes payment in the amount of the scheduled payment, on the Company or Subsidiary’s behalf, to the third-party intermediary on the scheduled payment date.  The amounts outstanding under these arrangements that will be paid through the third-party intermediaries are classified as accounts payable by the Company and Subsidiaries.   The Company and Subsidiaries shall reimburse Alcoa for all amounts paid by Alcoa on behalf of the Company and Subsidiaries for such payment of vendor invoices paid on or after the Closing Date to the extent such amounts constitute Assumed Liabilities.  The Seller shall provide to the Company and Subsidiaries copies of such vendor invoices in order to verify the amount due to the vendors that had been paid by Alcoa.
ARTICLE 8:     CLOSING CONDITIONS
8.1    Conditions to All Parties’ Obligations. The respective obligations of each Party hereunder are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:
(a)    No Proceedings will have been instituted or threatened to restrain, prohibit or delay any of the Transactions.

(b)    No Law or Order of any kind will have been enacted, entered, promulgated or enforced by any Governmental Authority that would prohibit or materially delay the consummation of the Transactions or have the effect of making them illegal, and no Proceeding seeking to impose such an Order is pending.
(c)    If filings are required by the HSR Act pursuant to Section 7.8, the waiting period (including any extension thereof) applicable to the consummation of the Transactions under the HSR Act will have expired or been terminated.
8.2    Conditions to the Buyer’s Obligations. The obligations of the Buyer are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions. The benefits of these conditions are for the Buyer only and may be waived in writing by the Buyer at any time in its sole discretion.
(a)    Each of the representations and warranties made by the Seller contained in this Agreement that are qualified by materiality will be true and correct in all respects, and each of the representations and warranties made by the Seller contained in this Agreement that are not so qualified will be true and correct in all material respects (other than the representations and warranties contained in Sections 4.1 (Existence and Good Standing), 4.2 (Power), 4.3 (Validity and Enforceability), 4.4 (Title to Shares), 4.5 (Capitalization of the Company and the Subsidiaries) and 4.24 (Brokers), which representations and warranties will be true and correct in all respects), in each case, as if such representations or warranties were made on and as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case such representations and warranties will be so true and correct or so true and correct in all material respects, as the case may be, as of such specific date).
(b)    The Seller will have performed, satisfied and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Seller on or prior to the Closing Date.
(c)    Since the date of this Agreement, there has been no change, event or condition of any character (whether or not covered by insurance) that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
(d)    The Buyer will have received a certificate attesting to the satisfaction of the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c), duly executed by the Seller.
(e)    The closing deliveries set forth in Section 3.2 will have been delivered to the Buyer.
8.3    Conditions to the Seller’s Obligations. The obligations of the Seller are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions. The benefits of these conditions are for the benefit of the Seller only and may be waived by the Seller in writing at any time in its sole discretion.

(a)    Each of the representations and warranties of the Buyer contained in this Agreement that are qualified by materiality will be true and correct in all respects, and each of the representations and warranties of the Buyer that are not so qualified will be true and correct in all material respects (other than the representations and warranties contained in Sections 5.1 (Existence and Good Standing), 5.2 (Power), 5.3 (Validity and Enforceability) and 5.7 (Brokers), which representations and warranties will be true and correct in all respects), in each case, as if such representations or warranties were made on and as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case such representations and warranties will be so true and correct or so true and correct in all material respects, as the case may be, as of such specific date).
(b)    The Buyer will have performed, satisfied and complied with, in all material respects, all of the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Buyer on or prior to the Closing Date.
(c)    The Seller will have received a certificate attesting to the satisfaction of the conditions set forth in Sections 8.3(a) and 8.3(b), duly executed by the Buyer.
(d)    A Contractual Release for each of the Contracts set forth on Schedule 7.15 shall have been delivered to the Seller.
(e)    The closing deliveries set forth in Section 3.3 will have been delivered to the Seller.
ARTICLE 9:     TERMINATION
9.1    Right to Terminate. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
(a)    by mutual consent of the Buyer and the Seller;
(b)    by the Buyer or the Seller if the Closing has not occurred by March 1, 2015, provided such Party is not then in material breach of this Agreement;
(c)    by the Buyer or the Seller if a Governmental Authority issues a final nonappealable Order restraining, enjoining or otherwise prohibiting the consummation of the Transactions;
(d)    by the Buyer or the Seller, as the case may be, if the other Party has materially breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained herein, which breach or failure to perform is not cured within 14 days after the Party seeking to terminate has notified the other Party in writing of its intention to terminate this Agreement pursuant to this clause; or

(e)    by the Buyer or the Seller, as the case may be, if any condition that must be met pursuant to Section 8.2 or Section 8.3, respectively, becomes impossible to fulfill.
9.2    Effect of Termination. Each Party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement and the exercise of a right of termination will not be an election of remedies. To terminate this Agreement pursuant to Section 9.1, the terminating Party must give written notice thereof to the other Party specifying the provision of Section 9.1 pursuant to which such termination is being made. Upon the giving of such notice (and expiration of the prescribed cure period if such notice is given pursuant to Section 9.1(d)), this Agreement will terminate and become void and of no further force and effect, and there will be no further Liability on the part of either Party, except that (a) the provisions of this Article 9, Article 10 and Article 11 will survive any termination of this Agreement and (b) nothing in this Section 9.2 will relieve any Party of Liability for any material breach of this Agreement occurring prior to such termination.
ARTICLE 10:     REMEDIES
10.1    Indemnification Obligation.
(a)    Subject to the limitations set forth in Section 10.2, the Seller shall indemnify, defend and hold harmless the Buyer, its Affiliates, their respective directors, officers, employees, agents and other representatives and their respective successors and assigns (each, a “Buyer Indemnitee”), from and against any Losses resulting from or arising out of:
(i)    any breach of any of the representations or warranties of the Seller contained in this Agreement (including any Schedule or Exhibit attached hereto) or in the certificate delivered under Section 8.2(d);
(ii)    any breach or non-fulfillment of any of the covenants of the Seller contained in this Agreement (including the Schedules and Exhibits attached hereto);
(iii)    the Excluded Assets;
(iv)    the Excluded Liabilities;
(v)    the Excluded Contracts; and
(vi)    any fraud or willful misconduct of the Seller in connection with the Transactions.
(b)    The Buyer shall indemnify, defend and hold harmless the Seller, its Affiliates, their respective directors, officers, employees, agents and other representatives and their respective successors and assigns (each, a “Seller Indemnitee”), from and against any Losses resulting from or arising out of:

(i)    any breach of any of the representations or warranties of the Buyer contained in this Agreement (including any Schedule or Exhibit attached hereto) or in the certificate delivered under Section 8.3(c);
(ii)    any breach or non-fulfillment of any of the covenants of the Buyer contained in this Agreement (including the Schedules and Exhibits attached hereto);
(iii)    the Assumed Liabilities; and
(iv)    any fraud or willful misconduct of the Buyer in connection with the Transactions.
10.2    Survivability and Limitations.
(a)    The representations and warranties of the Buyer and the Seller contained in this Agreement, and, for the avoidance of doubt, the indemnity obligations of the Buyer and the Seller associated with a breach of such representations and warranties, will survive for a period ending on the date that is 18 months after the Closing Date (the “Expiration Date”); provided, however, that (i) the Expiration Date for any Third Party Claim or any Direct Claim relating to a breach of the representations and warranties set forth in Sections 4.11 (Taxes) will be the expiration of the statute of limitation applicable for the underlying matter, plus a period of 90 days, except as to unclaimed property or escheat, for which the fifth anniversary of the Closing Date shall be the Expiration Date, (ii) the Expiration Date for any Third Party Claim or any Direct Claim relating to a breach of the representations and warranties set forth in Sections 4.1 (Existence and Good Standing), 4.2 (Power), 4.3 (Validity and Enforceability), 4.4 (Title to Shares), 4.5 (Capitalization of the Company and the Subsidiaries), the first two sentences of 4.13 (Personal Property), 4.24 (Brokers) and 4.25 (Employee Retention Payments) (the representations described in this clause (ii) shall be referred to as the “Fundamental Representations”) will be the date that is five years after the Closing Date, (iii) the Expiration Date for any Third Party Claim or any Direct Claim relating to a breach of the representations and warranties set forth in Sections 5.1 (Existence and Good Standing), 5.2 (Power), 5.3 (Validity and Enforceability) and 5.7 (Brokers) will be the date that is five years after the Closing Date, (iv) the Expiration Date for any Third Party Claim or any Direct Claim relating to a breach of the representations and warranties set forth in Section 4.22 (Environmental) will be the date that is four years after the Closing Date and (v) any Third Party Claim or any Direct Claim pending on any Expiration Date for which a Third Party Claim Notice or Direct Claim Notice has been given in accordance with Section 10.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements of the Buyer and the Seller contained in this Agreement will survive after the Closing Date in accordance with their terms.
(b)    Notwithstanding anything to the contrary in this Agreement, the Buyer Indemnitees will not be entitled to assert any claims under Section 10.1(a)(i) for Losses with respect to any individual item or matter, or items or matters arising out of substantially similar facts and circumstances, unless the amount of Losses with respect to such item(s) or matter(s) exceeds $25,000, and if such amount is not exceeded, none of the Losses with respect to such item(s) or matter(s) will count toward satisfying the Deductible nor otherwise count towards Seller’s indemnity obligations under this Article 10.
(c)    Notwithstanding anything to the contrary in this Agreement, the Seller will not be liable to any Buyer Indemnitee for indemnification under Section 10.1(a)(i) until the aggregate amount of such Losses sustained by the Buyer Indemnitees exceeds an amount equal to $1,000,000 (the “Deductible”), in which case the Seller will be liable for such Losses to the extent that such Losses are in excess of the Deductible; provided, however, that the Seller’s indemnity obligation for breach of the Fundamental Representations and the representations and warranties contained in Section 4.11 (Taxes) shall not be subject to the Deductible.
(d)    Notwithstanding anything to the contrary in this Agreement, the indemnification obligations of the Seller under Section 10.1(a)(i) will not exceed, in the aggregate, an amount equal to $8,500,000 (the “Cap”); provided, however, that the Seller’s indemnity obligation for breach of the Fundamental Representations and the representations and warranties contained in Section 4.11 (Taxes) shall not be subject to the Cap.
(e)    Notwithstanding anything to the contrary in this Agreement, with respect to any claim for indemnification made by a Buyer Indemnitee pursuant to Section 10.1(a)(i), the calculation of the Losses related to such claim, and the Seller’s corresponding liability for indemnification with respect thereto, shall be limited to 50.333% of the applicable Losses if such Losses (i) would have been the shared responsibility of the Buyer and the Company pursuant to the terms of the Owners Agreement had such Losses been incurred prior to the Closing and (ii) are not based upon or arising out of the Company’s breach, prior to the Closing, of an obligation under the Management Services Agreement, which breach would have resulted in liability of Company under Section 4 of the Management Services Agreement.
(f)    For purposes of determining the amount of Losses under this Article 10 resulting from a breach of any representation or warranty, any and all “Material Adverse Effect”, “material adverse effect”, “materiality” and similar exceptions and qualifiers set forth in any such representations and warranties shall be disregarded. Losses relating to any claims for indemnification shall be reduced by any Income Tax benefits actually realized and any amount actually recovered by the Indemnitee under any insurance policy (less expenses and increases in premiums) and increased to reflect any Taxes resulting from such Loss. The Indemnitee shall use commercially reasonable efforts to pursue recovery under such insurance policies but nothing shall require the Indemnitee to (i) pursue such insurance prior to seeking indemnification under this Article 10 or (ii) commence litigation to recover proceeds under such insurance policies. The

Indemnitee shall remit to the Indemnitor any such insurance proceeds that are paid to the Indemnitee with respect to Losses for which the Indemnitee has been previously compensated pursuant to this Article 10.
(g)    Notwithstanding anything to the contrary in this Agreement, if the Closing occurs after December 31, 2014, the Buyer Indemnitees will not be entitled to indemnification under Section 10.1(a)(i) to the extent related to the failure of one or more of the Seller Section 10.2(g) Representations to be true and correct as of the Closing Date (as if made anew as of the Closing Date) if (i) such Seller Section 10.2(g) Representation(s) was true and correct as of the date of this Agreement and as of December 31, 2014 (as if made anew as of December 31, 2014), (ii) the failure of such Seller Section 10.2(g) Representation(s) to be true and correct as of the Closing Date (as if made anew as of the Closing Date) did not result from Seller’s breach of this Agreement, (iii) the facts and circumstances that resulted in the failure of such Section 10.2(g) Representation to be true and correct as of the Closing Date (as if made anew as of the Closing Date), to the extent within the Knowledge of the Seller at or prior to the Closing, were set forth in the Schedule Update and (iv) if the Seller Section 10.2(g) Representation that was not true and correct as of the Closing Date (as if made anew as of the Closing Date) was (A) Section 4.17(a) or Section 4.17(b), such failure did not result from or arise out of a violation of Law or an act or omission constituting gross negligence or willful misconduct, (B) Section 4.19 or Section 4.22(a)-(h), such failure did not result from or arise out of an act or omission constituting gross negligence or willful misconduct or (C) Section 4.20(c), such failure did not result from or arise out of a violation of Law.
10.3    Indemnification Procedures.
(a)    If any Indemnitee receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) against such Indemnitee with respect to which the Indemnitor is obligated to provide indemnification under this Agreement, the Indemnitee will give the Indemnitor reasonably prompt written notice thereof (such notice, a “Third Party Claim Notice”). No delay in or failure to give a Third Party Claim Notice by the Indemnitee to the Indemnitor pursuant to this Section 10.3(a) will adversely affect any of the other rights or remedies that the Indemnitee has under this Agreement or alter or relieve the Indemnitor of its obligation to indemnify the Indemnitee except to the extent that such delay or failure has prejudiced the Indemnitor. All Third Party Claim Notice will (i) describe the Third Party Claim in reasonable detail, (ii) include copies of all material written evidence thereof and (iii) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnitor will have the right to participate in, or by giving written notice within 30 days after delivery of the applicable Third Party Claim Notice to the Indemnitee, to assume, the defense of any Third Party Claim at the Indemnitor’s expense and by the Indemnitor’s own counsel reasonably acceptable to the Indemnitee, and the Indemnitee will cooperate in good faith in such defense; provided, however, that the Indemnitor may not assume the defense of any Third Party Claim unless (i) the Third Party Claim solely seeks (and continues to seek) monetary damages, (ii) the Third Party Claim does not include criminal charges and (iii) the Indemnitor expressly agrees in writing to be fully responsible for all Losses relating to such Third Party Claim, subject only to the limitations set forth in this Article 10. In the event that Indemnitor assumes the defense of any Third Party Claim, it will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of Indemnitee. If the Indemnitor does not assume the defense of any Third Party Claim, the Indemnitee’s defense costs will be at the expense of the Indemnitor. The Indemnitee or the Indemnitor, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other is defending as provided in this Agreement. The Indemnitor will not enter into settlement of any Third Party Claim without the prior written consent of the Indemnitee. If a Settlement Offer is made with respect to a Third Party Claim and the Indemnitor desires to accept and agree to such offer, the Indemnitor will give written notice to the Indemnitee to that effect. If the Indemnitee fails to reject in writing such Settlement Offer within 10 Business Days after its receipt of such notice, the Indemnitee shall be deemed to have consented to such Settlement Offer. If the Indemnitee rejects in writing such Settlement Offer within 10 Business Days after its receipt of such notice, the Indemnitee shall assume control of the defense of such Third Party Claim and, in such event, the maximum liability of the Indemnitor to the Indemnitee with respect to such Third Party Claim will be the amount of such Settlement Offer, plus any other Losses incurred prior to the date of such Settlement Offer by the Indemnitee in connection with such Third Party Claim for which the Indemnitor is liable.
(b)    If an Indemnitee suffers a Loss for which an Indemnitor is liable pursuant to Section 10.1 which does not result from a Third Party Claim (a “Direct Claim”), the Indemnitee will promptly provide written notice thereof to the Indemnitor (such notice, a “Direct Claim Notice”). No delay in or failure to give a Direct Claim Notice by the Indemnitee to the Indemnitor pursuant to this Section 10.3(b) will adversely affect any of the other rights or remedies that the Indemnitee has under this Agreement or alter or relieve the Indemnitor of its obligation to indemnify the Indemnitee except to the extent that such delay or failure has prejudiced the Indemnitor. All Direct Claim Notices will (i) describe the Direct Claim in reasonable detail, (ii) include copies of all material written evidence thereof and (iii) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnitor will have 30 calendar days following delivery of the applicable Direct Claim Notice to respond in writing to such Direct Claim. If the Indemnitor does not so respond within such 30 calendar day period, the Indemnitor will be deemed to have rejected such claim, in which case the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement. The Indemnitee has the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnitor.

10.4    Contribution and Waiver. From and after the Closing, the Seller shall not seek indemnification or contribution from the Company or a Subsidiary for any breaches by the Seller (including any payment required to be made by the Seller in respect of any indemnification obligation) of its obligations pursuant to this Agreement or the Ancillary Agreements.
10.5    Buyer’s Knowledge. No Buyer Indemnitee shall be entitled to recover for any Losses pursuant to Section 10.1(a)(i) based on any fact or circumstance to the extent such fact or circumstance was within the Knowledge of the Buyer prior to the execution and delivery of this Agreement by the Buyer.
10.6    Exclusive Remedies. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEIR SOLE AND EXCLUSIVE REMEDY FOLLOWING THE CLOSING WITH RESPECT TO ANY AND ALL CLAIMS (OTHER THAN (I) CLAIMS ARISING FROM FRAUD OR WILLFUL MISCONDUCT ON THE PART OF A PARTY IN CONNECTION WITH THE TRANSACTIONS, AND (II) CLAIMS FOR INJUNCTIVE OR EQUITABLE RELIEF) FOR ANY BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT SET FORTH HEREIN, WILL BE PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE 10. IN FURTHERANCE OF THE FOREGOING, EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER LAW, (OTHER THAN (I) CLAIMS ARISING FROM FRAUD OR WILLFUL MISCONDUCT ON THE PART OF A PARTY IN CONNECTION WITH THE TRANSACTIONS, AND (II) CLAIMS FOR INJUNCTIVE OR EQUITABLE RELIEF) ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION FOR ANY BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT SET FORTH HEREIN IT MAY HAVE AGAINST THE OTHER PARTIES AND THEIR AFFILIATES AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, AGENTS AND REPRESENTATIVES ARISING UNDER OR BASED UPON ANY LAW, EXCEPT PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE 10.
ARTICLE 11:     MISCELLANEOUS
11.1    Expenses. Except as otherwise provided in this Agreement, each of the Parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions.
11.2    No Assignment. The rights and obligations of either Party under this Agreement may not be assigned without the prior written consent of the other Party, except that the Buyer may without the consent of the Seller, assign this Agreement to an Affiliate or assign its rights (but not its obligations) under this Agreement to (a) any lender of any member of the Century Group or (b) any purchaser of substantially all of the assets or business of the Company and the Subsidiaries; provided, however, that no assignment permitted under this Section 11.2 shall relieve the Buyer of its obligations under this Agreement.

11.3    Headings. The headings contained in this Agreement are included for purposes of convenience only and do not affect the meaning or interpretation of this Agreement.
11.4    Integration, Modification and Waiver. This Agreement, together with the Ancillary Agreements, Exhibits and Schedules, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior understandings of the Parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Buyer and the Seller. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.
11.5    Construction.
(a)    Unless the context requires otherwise, (i) all references to Sections, Articles, Exhibits or Schedules are to Sections, Articles, Exhibits or Schedules of or to this Agreement, (ii) words in the singular include the plural and vice versa, (iii) the term “including” means “including without limitation” (iv) the terms “herein,” “hereof,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof and (v) “made available” means “made available to the Buyer, on or before October 19, 2014, by the Seller in the electronic Intralinks data room for the Transactions (established and maintained by the Seller at www.intralinks.com.” All references to “day” or “days” will mean calendar days.
(b)    This Agreement has been prepared after extensive discussions among the Parties and the opportunity for each Party to review this Agreement with, and obtain advice from, its respective legal counsel. Accordingly, in construing this Agreement, the fact that a particular Party may have drafted a provision of this Agreement will not affect the interpretation of that or any other provision. In addition, no provision of this Agreement will be interpreted in favor of, or against, either of the Parties by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or such provision.
11.6    Severability. If any provision of this Agreement or the application of any provision of this Agreement to either Party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to the other Party or other circumstances, and the application of the remainder of this Agreement will not be affected thereby.
11.7    Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) one business day after having been sent by a nationally recognized overnight courier service or (c) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate Party at the address or facsimile number specified below:

If to the Seller:
Alumax Inc.
c/o Alcoa Inc.
390 Park Avenue
New York, NY 10022
Attention: President – Global Primary Products
with a copy to (which copy shall not constitute notice):
Alcoa Inc.
201 Isabella St.
Pittsburgh, PA 15212
Attention: General Counsel
If to the Buyer:
Berkeley Aluminum, Inc.
c/o Century Aluminum Company
One South Wacker Drive
Suite 1000
Chicago, IL 60606
Attention: General Counsel
with a copy to (which copy shall not constitute notice):
Jones Day
2727 N. Harwood Street
Dallas, Texas 75201
Attention: Michael Weinberg
Any Party may change its address or facsimile number for the purposes of this Section 11.7 by giving notice as provided in this Agreement.
11.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
11.9    Governing Law. This Agreement will be governed by and construed and enforced in accordance with the Laws of New York without regard to principles of conflicts of law.

11.10    Consent to Jurisdiction and Service of Process. Except for the matters to be decided by the Accounting Firm pursuant to Sections 2.3(b) or 6.7(b) or by the Actuary Firm pursuant to Sections 2.4(b), 7.9(f) or 7.10(f), the Parties hereby submit to the jurisdiction of the courts of New York or the courts of the United States located in New York in respect of the interpretation and enforcement of the provisions of this Agreement and the Ancillary Agreements and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and any Ancillary Agreement, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon the Buyer or the Seller by any method (other than facsimile) permitted under Section 11.7.
11.11    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.11.
11.12    Chargeback Dispute. Effective as of the Closing, the Buyer and the Seller agree that the dispute raised by Century in its letter to Alcoa regarding “Management and Resource Allocated Chargebacks” allocated to the Buyer, a copy of which is attached hereto as Schedule 11.12, has been fully and finally resolved in connection with the Transactions.
11.13    Schedules. The Buyer and the Seller acknowledge and agree that (a) the Schedule sections correspond to the Sections of this Agreement, and qualify the corresponding statements of the Buyer and the Seller, as the case may be, (b) inclusion of information in the Schedules will not be construed as an admission that such information is material to the Company or Subsidiaries or their respective businesses, assets, properties or condition (financial or otherwise), (c) matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules, and such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature, and (d) any matter disclosed pursuant to one Schedule will be deemed disclosed for any other Schedule to the extent the application of such matter to such other Schedule is readily apparent.

11.14    Parties in Interest. Other than as set forth in Article 10, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties, nor is anything in this Agreement intended to relieve or discharge the Liability of any third party to any Party, nor will any provision of this Agreement give any third party any right of subrogation or action over or against any Party.
11.15    Time is of the Essence. Time is of the essence with respect to all obligations of the Parties hereunder.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

BERKELY ALUMINUM, INC.

By:	/s/ Jesse E. Gary
	Name:	Jesse E. Gary
	Title:	President

ALUMAX INC.

By:	/s/ John E. Wilson
	Name:	John E. Wilson
	Title:	President